Exhibit 10.46

AMENDED AND RESTATED POWER PURCHASE AGREEMENT dated as of May 16, 2003 By and Between North Jersey Energy Associates, A Limited Partnership and JERSEY CENTRAL POWER & LIGHT COMPANY

AMENDED AND RESTATED POWER PURCHASE AGREEMENT

THIS AMENDED AND RESTATED POWER PURCHASE AGREEMENT (the "Agreement") is entered into as of May 16, 2003 (the "Agreement Date"), by and between Jersey Central Power & Light Company, a New Jersey corporation (as defined below "JCP&L") and North Jersey Energy Associates, A Limited Partnership, a New Jersey limited partnership (as defined below "NJEA"). JCP&L and NJEA are individually referred to herein as a "Party" and are collectively referred to herein as the "Parties".

WHEREAS, NJEA owns a nominal 300 MW natural gas-fired electricity and steam generating plant located in the borough of Sayreville, New Jersey, as described in the Existing PPA (the "Facility").

WHEREAS, JCP&L is a public utility as defined in N.J.S.A. 48:2-13 and, as such, is required by applicable statutes and regulations to furnish safe, adequate and proper service to its customers and further, to have and maintain its property, plant and equipment in such condition as to enable it to do so.

WHEREAS, JCP&L is a member of the Pennsylvania-New Jersey-Maryland Interconnection, L.L.C. ("PJM").

WHEREAS, New Jersey's Electric Discount and Energy Competition Act, N.J.S.A. 48:3-49 et seq. (the "New Jersey Competition Act"), and certain orders of the BPU encourage the mitigation of above-market costs of long-term power purchase agreements with non-utility generators to effect rate payer savings.

WHEREAS, Section 13 of the New Jersey Competition Act provides for the participating utility to recover the costs of restructuring such long-term power purchase agreements on a full and timely basis.

WHEREAS, JCP&L and NJEA are parties to a Power Purchase Agreement dated as of October 22, 1987, as amended to date (the "Existing PPA"), pursuant to which JCP&L purchases from NJEA contract capacity of not less than 250 MW and the associated electricity of the Facility.

WHEREAS, in connection with a financing relating to the Facility and a nominal 300 MW natural gas-fired electricity and steam generating plant owned by Northeast Energy Associates, A Limited Partnership ("NEA") located in the town of Bellingham, Massachusetts (the "Bellingham Facility"), ESI Tractebel Funding Corp., a Delaware corporation (formerly IEC Funding Corporation) ("ESI Funding") issued its senior secured securities (the "Senior Secured Notes") pursuant to the Trust Indenture, dated as of November 15, 1994, among ESI Funding, NJEA, NEA and State Street Bank and Trust Company, as trustee (the "Senior Trustee"), as supplemented by the First Supplemental Indenture dated as of November 15, 1994, and the Second Supplemental Trust Indenture dated as of January 14, 1998, (collectively, the "Senior Indenture"). As part of the security for the Senior Secured Notes, NJEA collaterally assigned its right, title and interest in the Existing PPA to the Senior Trustee on behalf of the holders of the Senior Secured Notes, and pledged all of the revenues received under, and granted a priority perfected security interest in, the Existing PPA to the Senior Trustee on behalf of the holders of the Senior Secured Notes pursuant to the Senior Indenture and related security documents. The Senior Secured Notes are also secured by NEA's interests in the Bellingham Facility and its related revenue generating agreements.

WHEREAS, in connection with an additional financing to, among other purposes, acquire and provide additional capital for the Facility and the Bellingham Facility, ESI Tractebel Acquisition Corp., a Delaware corporation ("ESI Acquisition," and together with ESI Funding, the "Issuers") issued its secured securities (the "Junior Secured Notes") pursuant to the Indenture, dated as of February 19, 1998, among ESI Acquisition, NELP and Northeast Energy, LLC, a Delaware limited liability company ("NELLC"), directly and wholly owned by Northeast Energy, LP, a Delaware limited partnership ("NELP"), and State Street Bank and Trust Company, as trustee (the "Junior Trustee"), as supplemented by the First Supplemental Indenture dated as of February 19, 1998, (collectively, the "Junior Indenture"). The Junior Secured Notes are payable by NELP from distributions to it by NJEA and NEA.

WHEREAS, JCP&L and NJEA desire to amend and restate the Existing PPA to provide for, among other things, the delivery of electricity from sources other than the Facility and the delivery by NJEA and purchase by JCP&L of Contract Energy and Capacity for an Energy Payment that is less than the payment required from JCP&L under the Existing PPA.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS
1.1 Certain Defined Terms.
In addition to terms defined in the recitals hereto, the following terms shall have the meanings set forth below.
"AAA" shall have the meaning set forth in Section 10(a) hereof.

"Actual Delivery Point Differential" for any calendar year shall mean (i) for On-Peak Hours during which electricity is delivered to a Delivery Point other than the Facility Bus during such calendar year, an amount ($/MWh) equal to (A) the MWh-weighted average hourly LMP ($/MWh) for such Delivery Point(s) for the actual On-Peak Hours during which Contract Energy was delivered to such Delivery Point(s) during such calendar year less (B) the MWh-weighted average hourly LMP ($/MWh) for the Facility Bus for the actual On-Peak Hours during which Contract Energy was delivered to Delivery Point(s) other than the Facility Bus during such calendar year, and (ii) for Off-Peak Hours, an amount ($/MWh) equal to (A) the MWh-weighted average hourly LMP ($/MWh) for such Delivery Point(s) for the actual Off-Peak Hours during which Contract Energy was delivered to such Delivery Point(s) during such calendar year less (B) the MWh-weighted average hourly LMP ($/MWh) for the Facility Bus for the actual Off-Peak Hours during which Contract Energy was delivered to such Delivery Point(s) other than the Facility Bus during such calendar year. The LMP for Contract Energy scheduled for delivery hereunder to the "JCP&L Zone" (as opposed to a particular nodal point therein) shall be the applicable JCP&L Zonal Price.

"Actual Monthly Henry Hub Price" shall have the meaning set forth in Part I of Schedule B hereof.

"Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries' controls, is controlled by, or is under common control with, such first Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"AGC Credits" shall mean all credits or other remuneration from PJM or the ISO as described in Section 3.6(e) hereof.
"AGC" shall have the meaning set forth in Section 3.6(e) hereof.
"AGC Annual Threshold" shall have the meaning set forth in Section 3.6(e) hereof.
"Agreement" shall have the meaning set forth in the first paragraph of this Agreement.
"Agreement Date" shall have the meaning set forth in the first paragraph of this Agreement.
"Alternate Delivery Points" shall have the meaning set forth in Section 3.8(b) hereof.

"Ancillary Termination Damages" shall mean penalties assessed by PJM against the terminating Party and all reasonable fees and expenses incurred by the terminating Party in connection with the termination of this Agreement pursuant to Section 8.2 hereof.

"Annual Energy Quantity" shall mean 2,043,600 MWh per calendar year in any calendar year containing 365 days and 2,049,600 MWh per calendar year in any calendar year containing 366 days. For any partial calendar year containing less than 365 days, the Annual Energy Quantity shall mean the sum of the daily amounts for each calendar day during such partial calendar year that this Agreement is in effect; each such daily amount shall be calculated as follows: (i) 24, multiplied by, (ii) either 200 for each day in April, May, October and November or 250 for each day in every other calendar month.

"Bellingham Facility" shall have the meaning set forth in the Recitals.
"BPU" shall mean the New Jersey Board of Public Utilities and any successor entity.
"Business Day" shall mean any day that is not a Saturday, Sunday, or NERC Holiday.
"Capacity" shall have the same meaning as "Unforced Capacity" as defined in the PJM Agreement on the Agreement Date.
"Capacity Damages" shall have the meaning set forth in Section 5.2 hereof.

"Capacity Requirement" shall (subject to the provisions of Section 5.1 hereof) mean 250 MW per day; provided, however, that so long as the Facility is a PJM Capacity asset the "Capacity Requirement" shall be the greater of (i) 250 MW per day (subject to the provisions of Section 5.1 hereof) or (ii) the actual Capacity of the Facility as determined by PJM from time to time; provided, however, that any Facility Capacity that results from additions or improvements to the Facility after the Agreement Date shall not be included in the actual Capacity determined pursuant to clause (ii) hereof.

"Change in Law" shall mean the adoption, promulgation, issuance, modification or change in administrative or judicial application, after the Agreement Date, of any applicable law, regulation, rule, requirement or ordinance of any government entity. A repeal, amendment or interpretation of the New Jersey Competition Act (including, without limitation, N.J.S.A. 48:3-61(a)(4)) shall not constitute a Change in Law.

"Claiming Party" shall have the meaning set forth in Section 9.2(b) hereof.
"Contract Adjuster" shall mean the monthly On-Peak and Off-Peak amounts in $/MWh calculated on or about the Effective Date in accordance with Schedule B hereof.
"Contract Energy" shall have the meaning set forth in Section 3.1 hereof.
"Cover Damages" shall have the meaning set forth in Section 3.6(a) hereof.
"Delivery Point" shall have the meaning set forth in Section 3.8(a) hereof.
"Delivery Point Adjustment" shall have the meaning set forth in Section 3.8(f) hereof.
"Delivery Shortfall" shall have the meaning set forth in Section 3.6(a) hereof.
"Eastern Prevailing Time" shall mean either Eastern Standard Time or Eastern Daylight Savings Time, as in effect from time to time.

"eCapacity" shall have the meaning set forth in the PJM Agreement or, in the event such term is no longer utilized in any successor PJM Agreement, shall mean a similar successor capacity recognition methodology utilized by such successor PJM Agreement, such that JCP&L's account with PJM shall reflect such Capacity as of the Effective Date and at all times throughout the Term hereof.

"Effective Date" shall have the meaning set forth in Section 2.1 hereof.
"Energy Payment" shall have the meaning set forth in Section 4.1(a) hereof.

"Energy Price" shall mean, in each month and for each MWh of Contract Energy delivered hereunder, an amount equal to (i) during On-Peak Hours, the sum of (A) the product of the Gas Price multiplied by the On-Peak Heat Rate plus (B) the applicable Contract Adjuster or (ii) during Off-Peak Hours, the sum of (A) the product of the Gas Price multiplied by the Off-Peak Heat Rate plus (B) the applicable Contract Adjuster.

"eSchedule" shall have the meaning set forth in the PJM Agreement or, in the event such term is no longer utilized in any successor PJM Agreement, shall mean a similar successor scheduling methodology utilized by such successor PJM Agreement.

"ESI Acquisition" shall have the meaning set forth in the Recitals and shall include its successors.
"ESI Funding" shall have the meaning set forth in the Recitals and shall include its successors.
"Event of Default" shall have the meaning set forth in Section 8.1 hereof.
"Excess Deliveries" shall have the meaning set forth in Section 3.1 hereof.
"Excess Delivery Charge" shall have the meaning set forth in Section 3.1 hereof.
"Execution Agreement" shall mean the Execution Agreement by and between NJEA and JCP&L dated as of May 16, 2003.
"Existing PPA" shall have the meaning set forth in the Recitals.
"Facility" shall have the meaning set forth in the Recitals.
"Facility Bus" shall mean the point of interconnection between the Facility and the PJM transmission system, which as of the Agreement Date is the South River 230 kV bus.
"FERC" shall mean the United States Federal Energy Regulatory Commission, and shall include its successors.
"Final Decision" shall have the meaning set forth in the Execution Agreement.
"5% Threshold" shall have the meaning set forth in Section 3.8(f) hereof.

"Forced Outage" shall mean a partial or full interruption in the generating capability of the Facility, during any period in which NJEA has elected to deliver Contract Energy hereunder generated at the Facility (as reflected in its Supply Notice), due to any unplanned component failure (immediate, delayed, postponed, or startup failure) or any other condition that requires the applicable unit to be removed from service, or prevents the unit from going into service, including (without limitation) (i) any inability to successfully start-up and commence generation following a period during which the Facility has not been operational for any reason and (ii) any unplanned or planned interruption in the generating capability of the Facility in order to conduct repair, replacement, maintenance or diagnostic activity to avoid loss or serious injury or damage to persons or property that NJEA reasonably expects to occur within ten (10) days after the beginning of the interruption if the repair, replacement, maintenance or diagnostic activity is not performed.

"Force Majeure" shall have the meaning set forth in Section 9.1 hereof.
"Gas Forward Curve" shall have the meaning set forth in Schedule B hereof.

"Gas Price" shall mean, for each calendar month, the arithmetic average of (i) monthly gas prices published in The Gas Daily Price Guide "Monthly Contract Index" under "Market Centers", "Northeast", "Texas Eastern, zone M-3" and (ii) monthly gas prices published in The Gas Daily Price Guide "Monthly Contract Index" under "Market Centers", "Northeast", "Transco, zone 6 non- N.Y.", each published by Platts on or about the fifth Business Day of such calendar month (each an "Index" and collectively, the "Indices"). The Indices are intended by the Parties to reflect the price of natural gas in Middlesex County, New Jersey. In the event either Index ceases to be published or ceases to be determined substantially as such Index is determined on the Agreement Date, then the Parties shall meet as soon thereafter as possible to identify a replacement index or indices (as the case may be) with the intent of such replacement(s) being to represent the market price of natural gas in Middlesex County, New Jersey.

"Indemnified Party" shall have the meaning set forth in Section 12.1 hereof.
"Indemnifying Party" shall have the meaning set forth in Section 12.1 hereof.

"Interconnection Facilities" shall mean all apparatus required and associated equipment installed to interconnect and deliver electricity from the Facility to JCP&L's transmission system including, but not limited to, connection, transformation, switching, metering, communications and safety equipment, such as equipment required to protect (1) JCP&L's transmission system and its customers from faults occurring at the Facility and (2) the Facility from faults occurring on JCP&L's transmission system or on the systems of others to which JCP&L's transmission system is directly or indirectly connected. Interconnection Facilities shall also include any necessary additions and reinforcements to JCP&L's transmission system required as a result of the interconnection of the Facility to JCP&L's transmission system.

"Issuers" shall have the meaning set forth in the Recitals.
"ISO" shall mean any independent system operator of the PJM transmission system.
"JCP&L" shall mean Jersey Central Power & Light Company, a New Jersey corporation, and its permitted successors and assigns hereunder.
"JCP&L Discount" shall mean $5.50 per MWh of Contract Energy delivered to JCP&L pursuant to this Agreement from sources other than the Facility.

"JCP&L Discount Rate" shall mean the after-tax weighted average cost of capital ("WACC") that will be based on the before-tax WACC that will be set by the BPU in JCP&L's current rate proceeding, Docket No. ER02080506. The WACC set by the BPU will then be converted to an after-tax WACC using a combined federal and state income tax rate of 40.15%, as adjusted to reflect the current combined federal and state income tax rate, for the capital components that are tax-deductible, which rate the Parties agree shall be 8.46% for any prepayment pursuant to Section 4.2 hereof on or before the Effective Date and for the period between the Effective Date and the approval by the BPU of JCP&L's after-tax WACC pursuant to the current rate proceeding, Docket No. ER02080506, or as reset by the BPU as part of the most recent JCP&L proceeding.

"JCP&L Reorganization Event" shall mean (a) any consolidation, merger or other form of combination of JCP&L with any other Person, (b) the acquisition of a majority of the outstanding shares of JCP&L by any Person or (c) the sale, conveyance, lease, transfer or other disposition, in one transaction or a series of related transactions, including without limitation the transfer or "spin-off" of shares of a subsidiary (collectively, a "transfer"), affecting all or substantially all of the assets of JCP&L existing on the Agreement Date or hereafter acquired, other than transfers to or among wholly-owned subsidiaries of JCP&L. For purposes of this definition, the transfer, sale or other disposition of all or substantially all of the transmission and/or distribution assets of JCP&L, will, in either case, constitute a "JCP&L Reorganization Event."

"JCP&L Termination Payment" shall have the meaning set forth in Section 8.2(c) hereof.

"JCP&L Zonal Price" shall mean, for any hour, the daily "Day Ahead Hourly LMP" for deliveries to the "JCPL Zone" as posted on the "Daily Day-Ahead LMP" page on the PJM website at www.PJM.com (on the "Energy" page, under "Markets"). If such price should ever cease to be so published, then the Parties shall agree in writing to a regularly published comparable substitute price.

"JCP&L Zone" shall mean all of the nodal points within the PJM transmission system comprising the "JCPL Zone" as designated by PJM from time to time.
"Junior Indenture" shall have the meaning set forth in the Recitals.
"Junior Secured Notes" shall have the meaning set forth in the Recitals.
"Junior Trustee" shall have the meaning set forth in the Recitals.
"Late Payment Rate" shall have the meaning set forth in Section 4.6 hereof.
"Libor" shall have the meaning set forth in Section 4.5(b) hereof.

"LMP" for any PJM nodal point for any hour on any day (either a previous day or the prompt day) shall mean the price ($/MWh) at such PJM nodal point as reported on the PJM website at www.PJM.com on the "Energy" page (under "Markets") under the "Daily Day-Ahead LMP" for such nodal point on such date and time. If such price should ever cease to be so published, then the Parties shall agree in writing to a regularly published comparable substitute price.

"Market Seller" shall have the meaning set forth in Schedule 1 to the PJM Agreement.
"Minimum Energy Price Discount" for any calendar year shall mean the product of (i) $4.50 and (ii) the Annual Energy Quantity, which amounts are set forth on Part 2 of Schedule A hereof.
"Model" shall have the meaning set forth in Part I of Schedule B hereof.

"Monthly Discount Factor" for any calendar month during the Term shall mean $4.50 per MWh, as such amount may be adjusted from time to time in accordance with any prepayment as provided in Section 4.2 and Schedule D hereof.

"Monthly Henry Hub Futures" shall have the meaning set forth in Part I of Schedule B hereof.

"Monthly Minimum Energy Price Discount" for any calendar month during the Term shall mean the product of (i) the number of MWhs to be delivered to JCP&L during such month as set forth in Schedule C hereof and (ii) the Monthly Discount Factor.

"Moody's" shall mean Moody's Investors Service, Inc., and any successor thereto.
"Must-Run Order" shall have the meaning set forth in Section 5.3(c) hereof.
"MW" shall mean a megawatt.
"MWh" shall mean a megawatt-hour. One MWh shall equal 1,000 kWh.
"NEA" shall mean Northeast Energy Associates, A Limited Partnership and its permitted successors and assigns hereunder.
"NELLC" shall mean Northeast Energy, LLC, a Delaware limited liability company, and its permitted successors and assigns hereunder.
"NELP" shall mean Northeast Energy, LP, a Delaware limited partnership, and its permitted successors and assigns hereunder.
"NERC Holiday" shall mean New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.
"Net Capability" shall have the meaning set forth in Section 5.3(a) hereof.
"New Jersey Competition Act" shall have the meaning set forth in the Recitals.
"NJEA" shall mean North Jersey Energy Associates, A Limited Partnership, a New Jersey limited partnership, and its permitted successors and assigns hereunder.
"NJEA Termination Payment" shall have the meaning set forth in Section 8.2(b) hereof.
"Offer Data" shall have the meaning set forth in Schedule 1 to the PJM Agreement.
"Off-Peak Heat Rate" shall mean 9.528 MMBtu/MWh.

"Off-Peak Hours" shall mean the eight-hour period beginning at 2300 (for the hour ending at 2400 hours) on the day prior to delivery and ending at 0700 hours (for the hour ending at 0700 hours) on the day of delivery, Eastern Prevailing Time on each Business Day and all hours on each Saturday, Sunday and NERC Holiday.

"On-Peak Heat Rate" shall mean 13.059 MMBtu/MWh.

"On-Peak Hours" shall mean the sixteen-hour period beginning at 0700 hours (for the hour ending at 0800 hours) and ending at 2300 hours (for the hour ending at 2300 hours) on the day of delivery, Eastern Prevailing Time on each Business Day.

"Party" and "Parties" shall have the meaning set forth in the first paragraph of this Agreement.

"Person" shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, limited partnership, association, trust, unincorporated organization, or a government authority or agency or political subdivision thereof.

"PJM" shall mean Pennsylvania-New Jersey-Maryland Interconnection L.L.C. and any successor organization (including any ISO).

"PJM Agreement" shall mean the Amended and Restated Operating Agreement of PJM dated as of June 2, 1997, as amended, modified, or supplemented from time to time and shall also include any successor agreement of PJM.

"PJM Manual" shall have the meaning set forth in Section 5.3(a) hereof.

"PJM Practices" shall mean the PJM practices and procedures for delivery and transmission of electricity and capacity and capacity testing in effect from time to time and shall include, without limitation, applicable requirements of the PJM Agreement.

"PJM Reconciliation Amount" shall have the meaning set forth in Section 4.4(c) hereof.

"Planned Outage" shall mean a partial or full interruption in the generating capability of the Facility due to the removal of a unit from service to perform work on specific components that is scheduled well in advance and has a predetermined date and estimated duration (such as annual overhauls, inspections, and testing).

"Prepayment Amount" shall have the meaning set forth in Section 4.2(a) hereof.

"Prepayment Date" shall mean the date of prepayment specified in a Prepayment Notice, which shall be no more than seventy-five (75) and no fewer than forty-five (45) days from the date of such Prepayment Notice.

"Prepayment Notice" shall have the meaning set forth in Section 4.2(a) hereof.
"Prepayment Rate" shall have the meaning set forth in Section 4.2(b) hereof.
"Prepayment Right" shall have the meaning set forth in Section 4.2(a) hereof.
"Prepayment Spreadsheet" shall have the meaning set forth in Schedule D hereof.

"Protective Apparatus" shall mean such equipment and apparatus, including but not limited to protective relays, circuit breakers and the like, necessary or appropriate to isolate the Facility from JCP&L's transmission system consistent with those practices, methods, standards and equipment commonly used, from time to time, in prudent electrical engineering and operations to operate electrical equipment lawfully and with safety, dependability and efficiency in accordance with the national Electrical Safety Code, the National Electrical Code and any other applicable federal, state and local codes.

"Prudent Utility Practices" shall have the meaning set forth in Part II of Schedule H hereof.
"PSE&G" shall mean Public Service Electric and Gas Company, and its permitted successors and assigns under the PSE&G Agreement.
"PSE&G Agreement" shall mean the Gas Purchase and Sales Agreement between NJEA and PSE&G dated May 4, 1989 as amended, modified, or supplemented from time to time.
"PSE&G Interruption Right" shall have the meaning set forth in Section 3.6(d) hereof.
"PURPA" shall mean the Public Utility Regulatory Policies Act of 1978, as amended.
"QF" shall have the meaning set forth in Section 15.2(a)(ii) hereof.
"Qualified Transferee" shall have the meaning set forth in Section 5.3(b) hereof.
"Rejected Power" shall have the meaning set forth in Section 3.7 hereof.
"Replacement Period" shall mean the period beginning on the date this Agreement is terminated pursuant to Section 8.2 hereof and ending at 11:59 p.m. August 13, 2011.

"Replacement Power" shall mean electricity purchased by JCP&L and delivered to the Delivery Point as replacement for any Delivery Shortfall. Replacement Power shall not include Contract Energy delivered to JCP&L on behalf of NJEA pursuant to Section 3.1 hereof.

"Replacement Price" shall mean the lesser of (A) the price at which JCP&L, acting in a commercially reasonable manner, purchases Replacement Power, plus (i) transaction and other administrative costs reasonably incurred by JCP&L in purchasing such Replacement Power and (ii) additional transmission charges, if any, reasonably incurred by JCP&L to transmit Replacement Power to the Delivery Point, or (B) the LMP at the Delivery Point for such Replacement Power; provided, however, that in no event shall such price include any penalties, ratcheted demand or similar charges, nor shall JCP&L be required to utilize or change its utilization of its owned or controlled assets or market positions to minimize NJEA's liability.

"Resale Damages" shall have the meaning set forth in Section 3.7 hereof.

"Resale Price" shall mean, without duplication, (i) the price at which NJEA, acting in a commercially reasonable manner, sells or is paid for Rejected Power, plus (ii) transaction and other administrative costs reasonably incurred by NJEA in re-selling such Rejected Power; provided, however, that in no event shall NJEA be required to utilize or change its utilization of the Facility or its other assets or market positions in order to minimize JCP&L's liability for Rejected Power.

"Restructuring" shall mean the consummation by JCP&L, NJEA, NELP and other necessary Persons of the amendment of the Existing PPA, the execution, delivery and performance of this Agreement and the Execution Agreement and the satisfaction or waiver of the conditions precedent set forth in the Execution Agreement.

"Senior Indenture" shall have the meaning set forth in the Recitals.
"Senior Secured Notes" shall have the meaning set forth in the Recitals.
"Senior Trustee" shall have the meaning set forth in the Recitals.
"S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and any successor thereto.
"Special Facilities" shall have the meaning set forth in Part I of Schedule H hereof.
"Supply Notice" shall have the meaning set forth in Section 3.4(e) hererof.

"System Emergency" shall mean the existence of a physical or operational condition and/or the occurrence of an event on the JCP&L transmission system or the PJM transmission system which in JCP&L's or PJM's reasonable judgment consistent with Prudent Utility Practices and applied in a non-discriminatory manner is: (i) imminently likely to endanger life or property or (ii) impairs and/or imminently will impair: (a) JCP&L's ability to discharge its statutory obligation(s) to provide safe, adequate and proper service to its customers; or (b) the safety and/or reliability of JCP&L's or PJM's transmission system. System Emergency shall include a minimum generation emergency declaration by PJM that meets the requirements specified in the previous sentence.

"Term" shall have the meaning set forth in Section 2.2 hereof.
"VER" shall have the meaning set forth in Section 4.5(a) hereof.
2. EFFECTIVE DATE; TERM
2.1 Effective Date.
The "Effective Date" of this Agreement shall be the Closing Date under the Execution Agreement.
2.2 Term.

(a) The "Term" of this Agreement shall mean the period from and including 11:59 p.m. (Eastern Prevailing Time) on the Effective Date through and including 11:59 p.m. (Eastern Prevailing Time) on August 13, 2011, unless this Agreement (i) is sooner terminated in accordance with the provisions hereof, or (ii) is extended pursuant to Section 2.2(c) below.

(b) At the expiration of the Term, the Parties shall no longer be bound by the terms and provisions hereof, except (i) to the extent necessary to provide invoices and make payments with respect to Contract Energy or Capacity delivered prior to such expiration or termination, (ii) to the extent necessary to enforce the rights and the obligations of the Parties arising under this Agreement before such expiration or termination and (iii) the obligations of the Parties hereunder with respect to confidentiality and indemnification shall survive the expiration or termination of this Agreement and shall continue for a period of two (2) calendar years following such expiration or termination.

(c) JCP&L may, upon written notice to NJEA delivered not later than twelve (12) months prior to the initial expiration date set forth in Section 2.2(a) above, extend the Term hereof for a period of up to five (5) years upon the terms and conditions set forth herein, except for the Energy Price to be paid for Contract Energy and Capacity provided hereunder, which shall be determined by mutual agreement of JCP&L and NJEA. If the Parties are unable to reach such an agreement, the Term hereof shall not be so extended.

3. DELIVERY OF CONTRACT ENERGY
3.1 Obligation to Sell and Purchase Contract Energy.

During the Term, NJEA shall sell and deliver, and JCP&L shall purchase and receive, firm electricity in the amounts set forth in Section 3.3(a) hereof and otherwise in accordance with the terms and conditions of this Agreement ("Contract Energy"). JCP&L shall not be required to accept electricity delivered in excess of the limitations set forth in Section 3.3(a) hereof ("Excess Deliveries"); provided, however, that if JCP&L accepts Excess Deliveries, JCP&L shall pay to NJEA the hourly LMP ($/MWh) at the Delivery Point for such Excess Deliveries (the "Excess Delivery Charge") (the foregoing being JCP&L's sole remedy in respect of Excess Deliveries). The Excess Delivery Charge shall be invoiced and paid as provided in Section 4.1 hereof. Contract Energy delivered to JCP&L by NJEA or on behalf of NJEA by NJEA's suppliers, designees or any other Person (including, without limitation, PJM), shall be deemed delivered by NJEA hereunder and NJEA shall be solely responsible for any costs payable to its suppliers for such delivery.

3.2 Characteristics.
Contract Energy delivered by NJEA to JCP&L at the Delivery Point shall be in the form of three (3)-phase, sixty (60) Hertz, alternating current and otherwise in the form required by PJM Practices.
3.3 Quantities and Hourly Limitations.

(a) During the Term, NJEA shall deliver to JCP&L, at the Delivery Point, Contract Energy (i) in an amount equal to the applicable Annual Energy Quantity in each calendar year, and (ii) in the monthly quantities determined pursuant to Schedule A hereof in each calendar month (which amount shall be pro-rated for the first and last partial month of the Term). The Annual Energy Quantity, the monthly quantities determined pursuant to Schedule A hereof and the hourly delivery requirements shall each be adjusted to reflect delivery interruptions excused by this Agreement.

(b) Hourly deliveries of Contract Energy by NJEA to JCP&L hereunder (i) shall equal 250 MW for the months of December through March and June through September during On-Peak Hours and Off-Peak Hours, and (ii) shall equal 200 MW for the months of April, May, October and November during On-Peak Hours and Off-Peak Hours.

(c) Notwithstanding the foregoing, any decrease in deliveries of Contract Energy hereunder due to AGC activities shall not constitute a violation of the provisions of Section 3.3(a) or (b) hereof as more particularly provided in Section 3.6(e) hereof.

3.4 Schedules; Bidding; Metering; Operations and Interconnection.

(a) (i) NJEA shall schedule and bid deliveries of Contract Energy delivered hereunder with PJM in accordance with all PJM requirements applicable thereto. JCP&L shall cooperate with NJEA in connection with any such scheduling and bidding and shall promptly provide telemetering and other information reasonably requested by NJEA for the purpose of assisting NJEA with its scheduling and bidding obligations hereunder. The Parties acknowledge that JCP&L was obligated to schedule and bid deliveries of electricity under the Existing PPA and that in connection with NJEA's obligation to schedule and bid deliveries of Contract Energy delivered hereunder pursuant to this Section 3.4(a)(i), JCP&L shall, upon the reasonable request of NJEA, provide reasonable assistance to NJEA in order to implement the transition of such scheduling and bidding obligations from JCP&L to NJEA. In accordance with current PJM scheduling requirements NJEA shall submit all final schedules for Contract Energy via the PJM eSchedule system and JCP&L shall confirm all such schedules, in each case, before the PJM deadline applicable thereto. In connection with any change in the Delivery Point for Contract Energy to be delivered hereunder, NJEA shall provide JCP&L with a final daily schedule for deliveries of Contract Energy to the new Delivery Point in accordance with all PJM requirements applicable thereto. NJEA shall not schedule for delivery any amount that exceeds the delivery rates specified in Section 3.3 hereof.

(ii) NJEA shall schedule Contract Energy deliveries and designate one or more Delivery Points hereunder in its discretion.

(iii) On or before the Effective Date, NJEA shall enter Capacity in the amount of 250 MW per day for each day during the Term into PJM's eCapacity system in order to satisfy its Capacity obligation to JCP&L for the full Term; provided, however, (A) if PJM will not permit scheduling of Capacity for the full Term then NJEA shall schedule Capacity in the amount of 250 MW per day for the maximum period permitted by PJM and shall submit supplemental schedules to provide for the scheduling of Capacity to be delivered hereunder for the remainder of the Term, (B) the foregoing commitment shall not (1) abrogate the rights of NJEA under Section 5.1 hereof or (2) limit NJEA's ability to schedule Capacity deliveries on a daily or other interim basis in its sole discretion, (C) to the extent NJEA must deliver more than 250 MW of Capacity per day, NJEA shall periodically schedule deliveries of such additional amounts so as to satisfy its Capacity delivery obligation under this Agreement and (D) if and to the extent the Capacity Requirement is less than 250 MW per day as a result of the occurrence of applicable events described in Section 5.1 hereof, then the 250 MW amounts described in the foregoing provisions of this Section 3.4(a)(iii) shall be an amount equal to the reduced Capacity Requirement.

(iv) If JCP&L receives revenues, credits or other compensation from PJM for services provided by, or relating to, the Facility that NJEA is entitled to receive in accordance with the terms of this Agreement, then JCP&L shall hold in trust and promptly pay such revenues, credits or other compensation over to, or credit the amount of such revenues, credits or other compensation to, NJEA and shall take any action reasonably requested by NJEA in order to cause such revenues, credits or other compensation to be paid or credited directly to NJEA.

(b) The Parties agree to use commercially reasonable efforts to comply with all applicable PJM Practices in connection with the scheduling and delivery of Contract Energy and Capacity hereunder.
(c) The obligations of the Parties with respect to the metering of electricity generated at the Facility and delivered to the Facility Bus are set forth in Schedule G hereof.

(d) The obligations of the Parties with respect to (i) Facility interconnection and (ii) Facility operational matters are set forth in Schedules H and I hereof; provided, however, that if the provisions of Schedule I conflict with the other provisions of this Agreement, the conflicting provisions of Schedule I shall not apply and the other provisions of this Agreement shall control.

(e) NJEA shall provide JCP&L with a written notice of its intent to supply Contract Energy from the Facility by no later than noon on the day before such delivery (the "Supply Notice"). No Supply Notice shall cover more than a seven (7) day period. NJEA may alter its Supply Notice up until noon on the day before such delivery. Notwithstanding the delivery of a final Supply Notice pursuant to the preceding sentence, NJEA may supply the Contract Energy which is the subject of the Supply Notice from the Facility or a source other than the Facility. On any day following a day in which NJEA did not give a Supply Notice of its intent to supply Contract Energy from the Facility (evincing an intent to supply the Contract Energy from a source other than the Facility) and NJEA chooses to dispatch the Facility, NJEA shall not be entitled to the rights provided in Section 3.6(c) hereof in the event of a Forced Outage for such delivery day.

3.5 Sales for Resale.

All Contract Energy delivered by NJEA to JCP&L hereunder shall be sales for resale, with JCP&L reselling such Contract Energy. JCP&L shall provide NJEA with any certificates reasonably requested by NJEA to evidence that the deliveries of Contract Energy hereunder are sales for resale.

3.6 Failure of NJEA to Deliver Scheduled Contract Energy; Cover Damages.

(a) In the event NJEA fails to deliver Contract Energy it is obligated to deliver hereunder and such failure is not excused under the terms of this Agreement (such undelivered Contract Energy to be referred to herein as the "Delivery Shortfall"), then NJEA shall pay JCP&L, on the date payment would otherwise be due in respect of the month in which the failure occurred, an amount for such deficiency equal to the Cover Damages. "Cover Damages" means an amount equal to (i) the positive difference, if any, between (x) the Replacement Price ($/MWh) multiplied by the quantity (in MWh) of the Delivery Shortfall, minus (y) the Energy Payment that would have been paid pursuant to Section 4.1 hereof had the Delivery Shortfall been delivered, plus (ii) any applicable penalties assessed by PJM against JCP&L as a direct result of NJEA's failure to deliver such Contract Energy. Except as otherwise provided in Section 8.2 hereof, the damages provided in this Section 3.6 shall be the sole and exclusive remedy of JCP&L for any failure of NJEA to deliver Contract Energy that it is obligated to deliver hereunder. The invoice for the amount payable pursuant to this Section 3.6 shall include a written statement explaining in reasonable detail the calculation of such amount.

(b) All Cover Damages payable by NJEA pursuant to this Section 3.6 shall be paid by netting such amounts against amounts otherwise payable by JCP&L to NJEA hereunder. Each Party reserves to itself all rights, counterclaims and, except as provided in Section 3.6(a) and 3.7 hereof, other remedies and defenses consistent with this Agreement which such Party has or may be entitled to arising from or out of this Agreement.

(c) Notwithstanding any other provision of this Agreement to the contrary, during any Planned Outage or Forced Outage the failure by NJEA to deliver or cause to be delivered Contract Energy to JCP&L shall be excused and shall not constitute a Delivery Shortfall hereunder. NJEA shall only schedule Planned Outages during the calendar months of March, April, October and November. Upon the occurrence of a Forced Outage, NJEA (1) may, but shall not be obligated to, commence delivery of Contract Energy from a source other than the Facility for all or a portion of the Forced Outage and (2) shall not deliver electricity from the Facility to any third party for the duration of the Forced Outage. NJEA shall use its best efforts to overcome or cure any Forced Outage promptly after the occurrence thereof and shall, upon prior written notice from JCP&L, provide representatives of JCP&L with access to the Facility at reasonable times for the purpose of inspecting NJEA's repair efforts; provided that such access shall be at JCP&L's sole cost and shall not interfere with NJEA's normal business operations or repair efforts. A Forced Outage shall not constitute a Force Majeure hereunder and NJEA shall not be obligated to deliver Contract Energy from a source other than the Facility in order to overcome or mitigate the effects of a Forced Outage. If a Forced Outage occurs and NJEA does not deliver Contract Energy from a source other than the Facility during such Forced Outage, then as early as commercially practicable but in no event later than two (2) Business Days after the initial occurrence of the Forced Outage, NJEA shall provide JCP&L preliminary telephonic notice of the occurrence of the Forced Outage promptly (but in no event later than ten (10) Business Days after the initial occurrence of the Forced Outage) followed by written notice. The written notice shall specify the nature and, if known, cause of the Forced Outage, its anticipated effect on the ability of NJEA to deliver Contract Energy to JCP&L hereunder and the estimated duration of such Forced Outage.

(d) The Parties acknowledge that PSE&G is the supplier of natural gas to the Facility pursuant to the PSE&G Agreement and that Article 7 of the PSE&G Agreement entitles PSE&G to interrupt transportation and supply services for natural gas to the Facility (the "PSE&G Interruption Right"). The Parties agree that upon exercise of the PSE&G Interruption Right, NJEA will use best efforts to obtain replacement natural gas in order to satisfy its Contract Energy delivery obligations hereunder. If, despite NJEA's best efforts, replacement natural gas is not available for purchase by NJEA and delivery to the Facility, the failure by NJEA to deliver Contract Energy to JCP&L due to the unavailability of natural gas resulting from exercise of the PSE&G Interruption Right shall be excused and shall not constitute a Delivery Shortfall hereunder. NJEA's obligation to use "best efforts" to obtain replacement natural gas pursuant to this Section 3.6(d) shall obligate it to exercise diligent and consistent efforts and make substantial expenditures to acquire replacement natural gas but shall not require it to deliver Contract Energy from a source other than the Facility to JCP&L to avoid a Delivery Shortfall. The provisions of this Section 3.6(d) do not address, and shall not excuse, any Delivery Shortfall resulting from the failure by NJEA to generate Contract Energy at the Facility using replacement natural gas obtained by it in satisfaction of the forgoing best efforts obligation or the failure to deliver such Contract Energy to JCP&L to the extent required by the other provisions of this Agreement.

(e) The Parties acknowledge that, during any time when the Facility is operating and generating electricity, PJM or the ISO (as applicable) shall have the right to exercise Automatic Generation Control ("AGC") that may, per hour, (i) increase or decrease the amount of electricity generated at the Facility by up to 3 MW. NJEA shall be entitled to all AGC Credits related to times when the Facility is operating and generating electricity. Notwithstanding the foregoing, if the cumulative amount of AGC Credits received during any calendar year during the Term exceeds $200,000 (the "AGC Annual Threshold"), JCP&L shall receive a credit against amounts it owes to NJEA hereunder which credit shall be an amount equal to any AGC Credits received by NJEA during such calendar year in excess of the AGC Annual Threshold. NJEA shall provide JCP&L with a statement within fifteen (15) calendar days after the end of each calendar year, setting forth the amount of AGC Credits earned by NJEA in such calendar year and any credits owed to JCP&L for such calendar year pursuant to this Section 3.6(e). Upon JCP&L's reasonable request, NJEA shall provide JCP&L with supporting documentation confirming the amount of AGC Credits earned by NJEA in such calendar year. Any credits owed to JCP&L pursuant to this Section 3.6(e) shall offset amounts otherwise payable by JCP&L to NJEA in the following billing periods. The provisions of Section 3.4(a)(iv) hereof shall be applicable to any and all AGC Credits. In the event of an AGC decrease, the non-delivery of Contract Energy in the amount of the AGC decrease (up to 3 MW per hour) shall not constitute a Delivery Shortfall hereunder.

3.7 Failure by JCP&L to Accept Delivery of Contract Energy; Resale Damages.

If JCP&L fails to accept all or part of the Contract Energy it is obligated to accept hereunder and such failure to accept is not excused under the terms of this Agreement (such Contract Energy is referred to herein as "Rejected Power"), then JCP&L shall pay NJEA, on the date payment would otherwise be due in respect of the month in which the failure occurred, an amount for such deficiency equal to the Resale Damages. "Resale Damages" means an amount equal to (i) the positive difference, if any, between (x) the Energy Payment that would have been paid pursuant to Section 4.1 hereof for such Rejected Power, had it been accepted, minus (y) the Resale Price ($/MWh) multiplied by the quantity (in MWh) of Rejected Power resold by NJEA, plus (ii) any applicable penalties assessed by PJM against NJEA as a direct result of JCP&L's failure to accept such Contract Energy. Except as otherwise provided in Section 8.2 hereof, the damages provided in this Section 3.7 shall be the sole and exclusive remedy of NJEA for any failure of JCP&L to accept delivery of Contract Energy that it is obligated to accept hereunder.

3.8 Delivery Point.

(a) All Contract Energy shall be delivered by NJEA to JCP&L hereunder at either (i) the Facility Bus, (ii) any nodal point included within the JCP&L Zone, (iii) the JCP&L Zone or (iv) any other delivery point mutually agreed to by the Parties (the "Delivery Point"). In the event PJM or its successor no longer recognizes a nodal point that was part of the JCP&L Zone on the Agreement Date, such nodal point shall be a Delivery Point for purposes of this Agreement and NJEA shall be permitted to deliver Contract Energy to such nodal point notwithstanding its subsequent exclusion from the nodal points included in the JCP&L Zone by PJM.

(b) If NJEA is unable to deliver Contract Energy to any designated Delivery Point due to the unavailability of transmission service or transmission service interruptions or due to a problem with a supplier, then JCP&L shall, at no additional out-of-pocket cost to JCP&L, use commercially reasonable efforts to make available or accept alternate delivery points reasonably requested by NJEA for the delivery of Contract Energy hereunder ("Alternate Delivery Points"); provided, however, that the failure, after commercially reasonable efforts, to make available or accept such Alternate Delivery Points as aforesaid shall not otherwise affect NJEA's rights and obligations hereunder.

(c) NJEA may deliver Contract Energy to one or more Alternate Delivery Points, at no additional out-of-pocket cost to JCP&L, for so long as one or more of the conditions described in Section 3.8(b) hereof continues if NJEA uses commercially reasonable efforts to provide JCP&L with reasonable prior notice to such effect (or such shorter period required as a result of an event of Force Majeure or as the Parties otherwise agree in writing, such agreement not to be unreasonably withheld).

(d) NJEA shall be responsible for all transmission charges, including applicable ancillary service charges, line losses, congestion charges and other PJM or applicable system costs or charges associated with transmission incurred, in each case, in connection with the delivery of Contract Energy to the Delivery Point or to any Alternate Delivery Point.

(e) JCP&L shall be responsible for all transmission charges, ancillary services charges, line losses, congestion charges and other PJM or applicable system costs or charges associated with transmission, incurred, in each case, in connection with the transmission of Contract Energy delivered under this Agreement from and after the Delivery Point or an Alternate Delivery Point (as the case may be), to any other location.

(f) Delivery of Contract Energy at any Delivery Point other than the Facility Bus shall result in a "Delivery Point Adjustment" to the Energy Payment. The Delivery Point Adjustment shall initially equal (x) -32 cents ($0.32) per MWh of Contract Energy delivered during On-Peak Hours; and (y) -12 cents ($0.12) per MWh of Contract Energy delivered during Off-Peak Hours. At the end of each calendar year, the Actual Delivery Point Differential for the calendar year just concluded shall be determined for (i) On-Peak Hours and (ii) Off-Peak Hours. If (x) the difference between the then applicable Delivery Point Adjustment and the Actual Delivery Point Differential is greater than 5 cents ($0.05) per MWh for either the On-Peak Hours or Off-Peak Hours (as applicable) and (y) during such calendar year at least five percent (5%) of Contract Energy delivered hereunder during On-Peak Hours or Off-Peak Hours (as applicable) is delivered to a Delivery Point other than the Facility Bus (the "5% Threshold"), then for the forthcoming calendar year the Delivery Point Adjustment in effect for the prior calendar year for either or both categories of hours (as applicable) shall be increased or decreased by the difference and such adjusted amount shall be the Delivery Point Adjustment effective for the forthcoming calendar year. If deliveries of Contract Energy to Delivery Points other than the Facility Bus do not exceed the 5% Threshold for either On-Peak Hours or Off-Peak Hours during a particular year, the Delivery Point Adjustment for both On-Peak Hours and Off-Peak Hours shall remain unchanged. Examples of the intended operation and calculation of the Delivery Point Adjustment component of the Energy Payment are set forth on Schedule E hereof.

4. PAYMENTS FOR CONTRACT ENERGY
4.1 Payment for Contract Energy.

(a) All Contract Energy delivered to JCP&L under this Agreement shall be purchased by JCP&L at the Energy Price. Beginning on the Effective Date and continuing for the Term, JCP&L shall pay NJEA a monthly payment (the "Energy Payment") for Contract Energy delivered during such month in an amount equal to the sum of (A) (i) the product of the total Contract Energy (in MWh) delivered to JCP&L hereunder during such month, multiplied by (ii) the per-MWh Energy Price for each MWh of such delivered Contract Energy, plus (B) any Excess Delivery Charge, minus (C) the Monthly Minimum Energy Price Discount, plus or minus (D) the PJM Reconciliation Amount, plus (E) the applicable Delivery Point Adjustment (which may be a positive or negative number ($/MWh)) for each MWh of Contract Energy delivered to any Delivery Point other than the Facility Bus.

(b) The Energy Payment for each month shall be calculated in accordance with the following formula:
EP = (CEDp x EPp) + (CEDop x EPop) + EDC - MD +/- PRA + DPA
where: "EP" = Energy Payment for the month;
"CEDp" = Contract Energy delivered during On-Peak Hours during the month;
"EPp" = Energy Price for Contract Energy delivered during On-Peak Hours during the month;
"CEDop" = Contract Energy delivered during Off-Peak Hours during the month;
"EPop" = Energy Price for Contract Energy delivered during Off-Peak Hours during the month;
"EDC" = Excess Delivery Charge for Excess Deliveries during the month;
"MD" = Monthly Minimum Energy Price Discount;
"PRA" = PJM Reconciliation Amount for such month; and

"DPA" = the sum of the Delivery Point Adjustments for each MWh of Contract Energy delivered to a Delivery Point other than the Facility Bus during the month (which amount may be a positive or negative number, with a negative number decreasing the Energy Payment and a positive number increasing the Energy Payment).

4.2 Prepayment of Minimum Energy Price; JCP&L Discount Rate.

(a) During the three (3) year period commencing on the Effective Date, NJEA may, at its sole election and from time to time prepay all or any portion of the remaining Minimum Energy Price Discounts for the then remaining Term of the Agreement (the "Prepayment Right") by delivering a written notice (the "Prepayment Notice") to JCP&L of its election to prepay an amount (the "Prepayment Amount") on the Prepayment Date. If NJEA elects to exercise its Prepayment Right at any time after the Effective Date, then within two (2) Business Days following receipt by JCP&L of the Prepayment Notice, JCP&L shall provide NJEA with written notice of the then current JCP&L Discount Rate, including documentation supporting any change in the JCP&L Discount Rate from the JCP&L Discount Rate of 8.46% as of the Effective Date. Within two (2) Business Days following receipt by NJEA of such notice indicating the proposed JCP&L Discount Rate, NJEA shall provide JCP&L with written notice of (i) the new Prepayment Rate and new Monthly Discount Factor that will be applicable following the then proposed prepayment or (ii) NJEA's intent to postpone or cancel the proposed prepayment or (iii) any dispute regarding JCP&L's proposed JCP&L Discount Rate (which dispute shall be resolved as provided in Article 10 hereof). Within two (2) Business Days following receipt by JCP&L of NJEA's notice of the new Prepayment Rate and new Monthly Discount Factor, or in the case of a dispute, the resolution of such dispute and receipt by JCP&L of NJEA's calculation of the new Prepayment Rate and new Monthly Discount Factor that will be applicable following the then proposed prepayment, JCP&L shall advise NJEA of any dispute related to the calculation thereof (such dispute to be resolved as provided in Article 10 hereof). In the absence of any dispute as described in the preceding sentence or, if such dispute exists, upon the resolution thereof in accordance with the provisions of Article 10 hereof, NJEA may proceed with the prepayment as described below.

(b) In the event NJEA elects to exercise the Prepayment Right at any time after the Effective Date, provides JCP&L with a Prepayment Notice and pays the Prepayment Amount on the Prepayment Date, such Prepayment Amount shall be converted into a specific amount ($/MWh) in accordance with Schedule D hereof (calculated using the JCP&L Discount Rate, the Prepayment Date and the Prepayment Amount) (the "Prepayment Rate"). Such Prepayment Rate shall reduce the Monthly Discount Factor in effect immediately prior to the prepayment in accordance with Exhibit A to Schedule D hereof and the adjusted Monthly Discount Factor shall be applicable as of the Prepayment Date.

(c) Notwithstanding any other provision of this Section 4.2, the Parties agree and acknowledge that (i) NJEA shall be entitled (but shall not be obligated) to exercise the Prepayment Right on the Effective Date without delivering a Prepayment Notice to JCP&L and (ii) for the purposes of this Agreement the JCP&L Discount Rate for any prepayment pursuant to Section 4.2 hereof on or before the Effective Date shall be 8.46%.

4.3 Statements.

(a) For each month during the Term, JCP&L shall prepare and present to NJEA, on or before the twentieth (20th) day of the subsequent month, a statement (in $/kWh) for Contract Energy and Capacity delivered to JCP&L during such month in accordance with Article 4 hereof. Such statement shall indicate (1) the total MWhs of Contract Energy and Capacity delivered or supplied during the month, (2) the calculation of the Energy Price for such Contract Energy and any Delivery Point Adjustment applicable in respect of such month pursuant to Section 3.8(f) hereof and (3) any applicable credits or amounts payable to either Party pursuant to Sections 3.6, 3.7, 4.1, and 5.2 hereof or any other provision of this Agreement. All invoices and statements for amounts payable by one Party to the other Party under this Agreement shall be in $/kWh.

(b) On or before the fifteenth (15th) day following the end of each month during the Term, NJEA shall provide written notice to JCP&L of the amount of Contract Energy delivered to JCP&L hereunder during the preceding month that was delivered from sources other than the Facility. On or before the fifteenth (15th) day following the end of each calendar year during the Term (or partial calendar year, as applicable), NJEA shall provide written notice to JCP&L of the amount of Contract Energy delivered to JCP&L hereunder during the preceding calendar year (or partial calendar year, as applicable) that was delivered from sources other than the Facility. If for any calendar year (including, without limitation, the first and last partial calendar years of the Term) the product of the JCP&L Discount multiplied by the number of MWhs of Contract Energy delivered to JCP&L hereunder during such calendar year (or partial calendar year, as applicable) by or on behalf of NJEA from sources other than the Facility is greater than the Minimum Energy Price Discount for such calendar year, then such difference shall be deducted from the amount payable by JCP&L hereunder for the next succeeding month or in the case of the last year of the Term, the end of Term invoice for Contract Energy delivered for the last month of the Term (which month could be a full or partial calendar month).

4.4 Payment and Disputes; Reconciliation with PJM.

(a) Unless otherwise agreed by the Parties, payment of amounts reflected in a statement rendered pursuant to Section 4.3 hereof shall be due and payable on or before the last Business Day of the month in which the statement is delivered to NJEA. Payments shall be made by wire transfer to an account designated by NJEA in a notice delivered to JCP&L, or in the case of a payment due to JCP&L, to an account designated by JCP&L in the statement or in a written notice delivered to NJEA.

(b) In the event NJEA disputes all or any part of a statement delivered to it pursuant to Section 4.3 hereof, NJEA shall notify JCP&L of the basis for the dispute in writing, accompanied by supporting documentation, within a thirty (30) day period from receipt of such statement. Upon receipt of notice of the dispute and supporting documentation, JCP&L shall have thirty (30) days from receipt of such notice to resolve any dispute with NJEA. In the event the dispute is not resolved within the thirty (30) day period, either Party may submit the matter to arbitration for resolution in accordance with Article 10 hereof. In the event of any dispute regarding a statement, the undisputed portion thereof shall be paid when due as if there were no dispute, and the disputed portion shall not be due until the dispute is resolved in favor of the Party claiming entitlement to payment. The disputed amount of any statement shall accrue interest at the Late Payment Rate from the date payment of such amount would have been due absent the dispute with respect to such amount until the date payment is made.

(c) In the event that PJM billing and reconciliation statements issued pursuant to the PJM Agreement contain information relating to deliveries of Contract Energy or Capacity hereunder that differ from the information for the same period contained in statements generated by JCP&L pursuant to Section 4.3 hereof, then the dollar amount of such difference (the "PJM Reconciliation Amount") shall be added to or subtracted from (as appropriate) the Energy Payment calculated pursuant to Section 4.1 hereof for the next billing month. Upon request by NJEA, JCP&L shall promptly provide to NJEA any PJM reconciliation statements, notices, invoices, and other records as are reasonably necessary to provide written substantiation of the quantities, prices, calculations and other pertinent data used by JCP&L in rendering the monthly statements pursuant to Section 4.3 hereof.

4.5 Variable Energy Rate Retroactive Application

(a) Effective as of February 1, 2003, and continuing through the earlier of (i) August 13, 2003 or (ii) the Effective Date of this Agreement, the variable energy rate as described and utilized in Section 3.1(a) and Appendix I of the Existing PPA (the "VER") shall be 5.700 cents/kWh. Effective as of August 14, 2003 and continuing through the earlier of (i) August 13, 2004 or (ii) the Effective Date of this Agreement, the VER shall be 4.177 cents/kWh, which was derived by dividing the arithmetic average of the monthly Gas Prices for the preceding calendar year (2002) by the arithmetic average of the monthly Gas Prices for the calendar year two (2) years prior (2001) and multiplying such quotient by the VER in effect immediately prior to such adjustment (5.700 cents/kWh) in accordance with the methodology provided in Schedule F hereof. VER shall have no effect for any purpose under this Agreement as of the day immediately following the Effective Date.

(b) As a result of retroactive application of the VER for the period beginning August 14, 2002 and ending at 11:59 p.m. (Eastern Prevailing Time) on January 31, 2003, JCP&L paid NJEA a lump sum payment of $9,221,335.03 on March 4, 2003, calculated by adding (i) $9,170,750.02 for power delivered to JCP&L by NJEA during such period, plus (ii) interest of $50,585.01, such interest having been calculated on the last day of each month of such period using the one month London Interbank Offered Rate ("Libor") as published in the Wall Street Journal under "Money Rates" on the last Business Day of such month plus 125 basis points (1.25%).

4.6 Interest on Late Payment.

If a payment is not received when due under this Agreement, the delinquent Party shall pay to the other Party interest on such unpaid amount which shall accrue from the due date until the date upon which payment in full is made at the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates" on such day (or if not published on such day on the most recent preceding day on which published), plus two percent (2%) (the "Late Payment Rate").

4.7 Administrative Fee

The Parties hereby agree that NJEA shall pay JCP&L a monthly fee to compensate JCP&L for the administrative burden associated with this Agreement. The monthly administrative fee shall be an amount equal to (a) from the Effective Date through and including December 31, 2005, $2,000.00 per month (pro-rated for the first partial month of this Agreement) and (b) from January 1, 2006 through the remainder of the Term, $2,500.00 per-month (pro-rated for the last partial month of this Agreement). All administrative fees payable by NJEA pursuant to this Section 4.7 shall be paid by netting such amounts against amounts otherwise payable by JCP&L to NJEA hereunder.

5. CAPACITY; FACILITY OBLIGATIONS
5.1 Obligation to Provide Capacity.

During the Term, NJEA shall provide to JCP&L the Capacity Requirement from any source in NJEA's sole discretion in accordance with the terms and conditions of this Agreement. So long as the Facility is a PJM Capacity asset, the Capacity Requirement shall be the greater of 250 MW per day (unless modified as provided below in connection with any modifications or adjustments to PJM Practices) or the actual Facility Capacity as determined by PJM from time to time; provided, however, that any Facility Capacity that results from additions or improvements to the Facility after the Agreement Date shall not be included in the actual Facility Capacity determined by PJM from time to time. If a Party receives notice from PJM of a change in the actual Facility Capacity as determined by PJM from time to time, such Party shall promptly provide the other Party with notice of such change. The Parties have agreed to an initial Capacity Requirement of 250 MW based on historical generation levels at the Facility and PJM Practices as of the Agreement Date for determining the amount of Capacity generated or provided by the Facility. If such PJM Practices are adjusted or modified in the future, the Parties agree to modify the Capacity Requirement hereunder to reflect the impact that such adjustments or modifications have on the Capacity available from the Facility. For example, if the modification reasonably results, or would have reasonably resulted, in the Facility realizing only 75% of the amount of Capacity generated or produced prior to this Agreement, then the Capacity Requirement shall be reduced by 25% as of the effective date of the adjustments or modifications of the PJM Practices. In the event that (i) there is no longer a market for Capacity or (ii) Capacity no longer has economic value to JCP&L, then the Capacity Requirement will be reduced accordingly or eliminated entirely, as appropriate, as determined by the Parties in their reasonable judgment, and to the extent of such reduction or elimination, NJEA shall be released from its obligation under this Section 5.1. The Energy Payment shall not be reduced as a result of any reduction in the Capacity Requirement.

5.2 Failure of NJEA to Deliver Capacity; Remedy.

If NJEA fails to provide JCP&L with all or part of the Capacity Requirement it is required to provide pursuant to Section 5.1 hereof, and such failure is not excused under the terms of this Agreement, then the Capacity Damages associated with such Capacity Requirement delivery failure shall be deducted from amounts payable by JCP&L hereunder for the next succeeding month. "Capacity Damages" means an amount equal to (i) the replacement price for such Capacity Requirement in the PJM Daily Capacity Credit Market (as defined in the PJM Agreement or any product or market that becomes a surrogate therefor), plus (ii) any penalties assessed by PJM against JCP&L as a direct result of NJEA's failure to deliver the Capacity Requirement in accordance with Section 5.1 hereof. Except as otherwise provided in Section 8.2(a) hereof, the damages provided in this Section 5.2 shall be the sole and exclusive remedy of JCP&L for any failure of NJEA to deliver the Capacity Requirement hereunder and there shall be no other adjustment of the Energy Payment as a result of NJEA's failure to deliver such Capacity Requirement. The invoice for the amount payable hereunder shall include a written statement explaining in reasonable detail the calculation of such amount.

5.3 Obligations with Respect to Facility and Status as a PJM Market Seller.

(a) Except as provided in Section 5.1 hereof, throughout the Term NJEA shall (1) maintain its status as a Market Seller under the PJM Agreement, (2) submit to PJM the Offer Data with respect to the Facility as required pursuant to Schedule 1 to the PJM Agreement, and update such data as required by the PJM Agreement, and (3) maintain a "Net Capability" for the Facility of no less than 250 MW per day, as Net Capability is defined in, and pursuant to the requirements set forth in, the PJM Manual for Rules and Procedures for Determination of Generating Capability, dated as of August 23, 2000, as such manual may be amended from time to time (the "PJM Manual").

(b) Nothing in Section 5.3(a) nor in Article 13 hereof shall constitute a prohibition against or a restriction upon NJEA's ability to sell, transfer, lease, exchange, or otherwise dispose of the Facility, provided that (i) NJEA shall require, as a condition to the consummation of any such transaction, that the buyer, transferee, subsequent owner or lessee of the Facility shall agree to be bound by the covenants set forth in this Section 5.3 (including the covenant contained in this Section 5.3(b) to bind any subsequent transferees) and (ii) any such buyer, transferee, subsequent owner or lessee shall be at least as creditworthy as NJEA at the time of the sale, transfer, lease, exchange or other disposition and shall be a Person regularly engaged in the ownership or operation of electric generating facilities and be capable of operating the Facility in compliance with the covenants contained in this Section 5.3 (a "Qualified Transferee").

(c) In the event that PJM dispatches the Facility for reliability purposes at a time when the Facility would not otherwise be operational (a "Must-Run Order") and NJEA operates the Facility in accordance therewith, electricity delivered pursuant to the Must Run Order shall not be a delivery hereunder so long as NJEA has not scheduled the delivery of Contract Energy generated at the Facility to JCP&L. NJEA is entitled to deliver hereunder from the Facility during any time a Must-Run Order is effective and NJEA may (but shall not be obligated to) continue deliveries hereunder from a source other than the Facility simultaneously with deliveries from the Facility pursuant to the Must-Run Order. In the event PJM dispatches the Facility for reliability purposes at a time when the Facility is running or was intended to be run in order to deliver Contract Energy hereunder, then such deliveries shall be pursuant to this Agreement without regard to this Section 5.3(c) notwithstanding the PJM dispatch.

(d) Nothing in this Section 5.3 is intended to prohibit or preclude NJEA from selling or delivering all or any part of the Capacity, installed capacity or operating capacity of the Facility to any third party provided that such sale and delivery to a third party shall not diminish, relieve or modify NJEA's obligation to deliver Capacity to JCP&L in accordance with the terms of this Agreement and be available for dispatch in accordance with Section 5.3(c) hereof.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF JCP&L
6.1 Representations and Warranties of JCP&L.
JCP&L hereby represents and warrants to NJEA as of the Effective Date as follows:

(a) Organization and Good Standing; Power and Authority. JCP&L is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. JCP&L has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement.

(b) Due Authorization; No Conflicts. The execution and delivery by JCP&L of this Agreement, and the performance by JCP&L of its obligations hereunder, have been duly authorized by all necessary actions on the part of JCP&L and do not and, under existing facts and law, will not: (i) contravene its restated certificate of incorporation or any other governing documents; (ii) conflict with, result in a breach of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, contract or other agreement to which it is a party or by which any of its properties may be bound or affected; (iii) assuming receipt of the Final Decision, violate any order, writ, injunction, decree, judgment, award, statute, law, rule, regulation or ordinance of any governmental authority or agency applicable to it or any of its properties; or (iv) result in the creation of any lien, charge or encumbrance upon any of its properties pursuant to any of the foregoing.

(c) Binding Agreement. This Agreement has been duly executed and delivered on behalf of JCP&L and, assuming the due execution hereof and performance hereunder by NJEA and, assuming receipt of the Final Decision, constitutes a legal, valid and binding obligation of JCP&L, enforceable against it in accordance with its terms, except as such enforceability may be limited by law or principles of equity.

(d) No Proceedings. Other than the BPU proceeding in connection with the Final Decision and (with respect to (ii) below) other than as set forth in JCP&L's Form 10-K for the year ended December 31, 2002, Forms 10-Q for the quarter ended March 31, 2003, and Forms 8-K through March 31, 2003, all as filed with the Securities and Exchange Commission, there are no actions, suits or other proceedings, at law or in equity, by or before any governmental authority or agency or any other body pending or, to the best of its knowledge, threatened against or affecting JCP&L or any of its properties (including, without limitation, this Agreement) which relate in any manner to this Agreement or any transaction contemplated hereby, or which JCP&L reasonably expects to lead to a material adverse effect on (i) the validity or enforceability of this Agreement or (ii) JCP&L's ability to perform its obligations under this Agreement.

(e) Consents and Approvals. Except for the Final Decision, the execution, delivery and performance by JCP&L of its obligations under this Agreement does not and, under existing facts and law, will not, require any approval, consent, permit, license or other authorization of, or filing or registration with, or any other action by, any Person which has not been duly obtained, made or taken, and all such approvals, consents, permits, licenses, authorizations, filings, registrations and actions are in full force and effect, final and non-appealable.

(f) Existing Agreement. Neither JCP&L nor, to the best of JCP&L's knowledge, NJEA is in default under the Existing PPA, and no condition exists that, with the passage of time, the giving of notice, or both, would constitute any such default.

(g) Negotiations. The terms and provisions of this Agreement are the result of arm's length and good faith negotiations on the part of JCP&L.
7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF NJEA
7.1 Representations and Warranties of NJEA.
NJEA hereby represents and warrants to JCP&L as of the Effective Date as follows:

(a) Organization and Good Standing; Power and Authority. NJEA is a limited partnership validly existing and in good standing under the laws of the State of New Jersey and is duly authorized to transact business as a foreign limited partnership in each jurisdiction required in order to perform its obligations under this Agreement. NJEA has all requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement.

(b) Due Authorization; No Conflicts. The execution and delivery by NJEA of this Agreement and the performance by NJEA of its obligations hereunder have been duly authorized by all necessary actions on the part of NJEA and its partners and do not and, under existing facts and law, will not: (i) contravene its partnership agreement or any other governing documents; (ii) conflict with, result in a breach of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, contract or other agreement to which it is a party or by which any of its properties may be bound or affected; (iii) violate any order, writ, injunction, decree, judgment, award, statute, law, rule, regulation or ordinance of any governmental authority or agency applicable to it or any of its properties; or (iv) result in the creation of any lien, charge or encumbrance upon any of its properties pursuant to any of the foregoing.

(c) Binding Agreement. This Agreement has been duly executed and delivered on behalf of NJEA and assuming the due execution hereof and performance hereunder by JCP&L, constitutes a legal, valid and binding obligation of NJEA, enforceable against it in accordance with its terms, except as such enforceability may be limited by law or principles of equity.

(d) No Proceedings. Other than the BPU proceedings in connection with the Final Decision, there are no actions, suits or other proceedings, at law or in equity, by or before any governmental authority or agency or any other body pending or, to the best of its knowledge, threatened against or affecting NJEA or this Agreement.

(e) Consents and Approvals. The execution, delivery and performance by NJEA of its obligations under this Agreement do not and, under existing facts and law, will not, require any approval, consent, permit, license or other authorization of, or filing (except for informational filings with the Federal Energy Regulatory Commission) or registration with, or any other action by, any Person which has not been duly obtained, made or taken, and all such approvals, consents, permits, licenses, authorizations, filings, registrations and actions are in full force and effect, final and non-appealable.

(f) Existing Agreement. Neither NJEA nor, to the best of NJEA's knowledge, JCP&L is in default under the Existing PPA, and no condition exists that, with the passage of time, the giving of notice, or both, would constitute any such default.

(g) Negotiations. The terms and provisions of this Agreement are the result of arm's length and good faith negotiations on the part of NJEA.
8. BREACHES; REMEDIES
8.1 Events of Default; Cure Rights.
It shall constitute an event of default ("Event of Default") hereunder if:

(a) Representation or Warranty. Any representation or warranty set forth herein is not accurate and complete in all material respects as of the date made, unless such inaccuracy or incompleteness is capable of cure by the payment of money and is cured within thirty (30) days after written notice thereof is given by the non-defaulting Party to the defaulting Party, or unless such inaccuracy or incompleteness is not capable of cure by the payment of money, but is otherwise capable of cure, and the Party in default promptly begins and diligently and continuously pursues such cure activity.

(b) Payment Obligations. Any payment due and payable hereunder is not made on the date due, and such failure continues for more than five (5) Business Days after notice thereof is given by the non-defaulting Party to the defaulting Party.

(c) Other Covenants. Subject to Sections 3.6, 3.7, and 5.2 hereof, a Party fails to perform, observe or otherwise to comply with any obligation hereunder (other than as described in Section 8.1(b), Section 8.1(f), or Section 8.1(g) hereof) and such failure continues for more than thirty (30) days after notice thereof is given by the non-defaulting Party to the defaulting Party, or if such default is not capable of cure within thirty (30) days, the Party in default promptly begins such cure activity within such thirty (30) day period and diligently and continuously pursues the cure activity such that the failure is cured within ninety (90) days after notice thereof is given by the non-defaulting Party to the defaulting Party.

(d) JCP&L Bankruptcy. JCP&L (a) is adjudged bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against JCP&L under any such law, or (without limiting the generality of the foregoing) files a petition to reorganize JCP&L pursuant to 11 U.S.C. Section 101 or any similar statute applicable to JCP&L, as now or hereinafter in effect, or (b) makes an assignment for the benefit of creditors, or admits in writing an inability to pay its debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of JCP&L, or (c) is subject to an order of a court of competent jurisdiction appointing a receiver or liquidator or custodian or trustee of JCP&L or of a major part of its property.

(e) NJEA Bankruptcy. NJEA (a) is adjudged bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against NJEA under any such law, or (without limiting the generality of the foregoing) files a petition to reorganize NJEA pursuant to 11 U.S.C. Section 101 or any similar statute applicable to NJEA, as now or hereinafter in effect, or (b) makes an assignment for the benefit of creditors, or admits in writing an inability to pay its debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of NJEA, or (c) is subject to an order of a court of competent jurisdiction appointing a receiver or liquidator or custodian or trustee of NJEA or of a major part of its property.

(f) Material Delivery Failure of Contract Energy. NJEA fails to deliver Contract Energy as required hereunder to JCP&L for any period of three hundred sixty five (365) consecutive days for any reason other than as excused pursuant to the terms of this Agreement.

(g) Material Delivery Failure of Capacity. NJEA fails to deliver Capacity as required hereunder to JCP&L for any period of three hundred and sixty five (365) consecutive days for any reason other than as excused pursuant to the terms of this Agreement and fails to pay the Capacity Damages associated with such failure as and when due.

8.2 Termination; Termination Payment.

(a) If an Event of Default as described in either Section 8.1(b) hereof (payment default) pursuant to which the payment default exceeds $100,000.00 unless disputed in good faith and in accordance with Article 10, Section 8.1(f) hereof (i.e., Material Delivery Failure with respect to Contract Energy), or Section 8.1(g) hereof (i.e., Material Delivery Failure with respect to Capacity) is continuing on the sixtieth (60th) day following the receipt by the defaulting Party of written notice provided by the non-defaulting Party to the defaulting Party of such Event of Default, then the non-defaulting Party may at any time after the expiration of the sixty (60) day cure period described above during which such Event of Default remains uncured terminate this Agreement by giving written notice thereof to the defaulting Party; provided, however, that any such termination by the non-defaulting Party shall not diminish nor discharge the payment obligation of the defaulting Party which gives rise to such termination. Upon any such termination of this Agreement, NJEA shall have the right to sell or otherwise dispose of the Contract Energy or Capacity that was otherwise to be delivered to JCP&L hereunder in any manner it sees fit, free of any JCP&L interest therein. Except as provided in this Section 8.2(a), neither Party shall be entitled to terminate this Agreement due to an Event of Default by the other Party.

(b) If JCP&L terminates this Agreement pursuant to Section 8.2(a) due to an Event of Default by NJEA pursuant to Section 8.1(f) hereof (i.e., Material Delivery Failure with respect to Contract Energy) or pursuant to Section 8.1(g) hereof (i.e., Material Delivery Failure with respect to Capacity), then NJEA shall pay liquidated damages to JCP&L (the "NJEA Termination Payment"), which shall consist of (A) the mark-to-market value, if any, of the terminated Energy Payment obligation, as determined in a commercially reasonable manner, with the reference contract price being the Energy Price hereunder, reasonably adjusted to reflect changes in the expected Facility dispatch factor caused by changes in projected market prices (which is relevant in determining the projected deliveries from the Facility for Article 4 JCP&L discount purposes) and the market consisting of a reasonable estimation of the sum of the amounts that would be payable by JCP&L for electricity and Capacity during the Replacement Period from a replacement supplier in the amounts that would have been required to be delivered to JCP&L hereunder absent termination of this Agreement; plus (B) the total amount of Ancillary Termination Damages payable to JCP&L due to the termination. JCP&L shall provide NJEA with an invoice for the damages calculated in accordance with this Section 8.2(b) plus any additional amount owed to JCP&L in connection with such termination as described in Section 8.2(d) hereof which invoice shall set forth the calculation and substantiation for such amounts. NJEA shall pay the undisputed amount set forth in such invoice within thirty (30) days by wire transfer to an account designated by JCP&L in the invoice or in a written notice delivered to NJEA and, with respect to any disputed amount of such invoice, pursue dispute resolution proceedings as described in Section 4.4(b) and Article 10 hereof. Such liquidated damages, which the Parties agree are reasonable, shall be payable on account of the substantial consideration received by NJEA as a result of this Agreement. The Parties agree, and shall take all necessary action to establish before any court or arbitral tribunal, that damages suffered by JCP&L as a result of an Event of Default on the part of NJEA hereunder and termination of this Agreement are reasonable and necessary to justly compensate JCP&L for its damages resulting from such Events of Default and termination of this Agreement.

(c) If NJEA terminates this Agreement pursuant to Section 8.2(a) hereof due to an Event of Default by JCP&L, then JCP&L shall pay liquidated damages to NJEA (the "JCP&L Termination Payment"), which shall consist of (A) the mark-to-market value, if any, of the terminated Energy Payment obligation, as determined in a commercially reasonable manner, with the reference contract price being the Energy Price hereunder, reasonably adjusted to reflect changes in the expected Facility dispatch factor caused by changes in projected market prices (which is relevant in determining the projected deliveries from the Facility for Article 4 JCP&L discount purposes) and the market consisting of a reasonable estimation of the sum of the amounts that would be payable to NJEA for the sale of electricity and Capacity during the Replacement Period to a replacement purchaser in the amounts that would have been required to be accepted by JCP&L hereunder absent termination of this Agreement; plus (B) the total amount of Ancillary Termination Damages payable to NJEA due to the termination. NJEA shall provide JCP&L with an invoice for the damages calculated in accordance with this Section 8.2(c) plus any additional amount owed to NJEA in connection with such termination as described in Section 8.2(d) hereof which invoice shall set forth the calculation and substantiation for such amounts. JCP&L shall pay the undisputed amount set forth in such invoice within thirty (30) days by wire transfer to an account designated by NJEA in the invoice or in a written notice delivered to JCP&L and, with respect to any disputed amount of such invoice, pursue dispute resolution proceedings as described in Section 4.4(b) and Article 10 hereof. Such liquidated damages, which the Parties agree are reasonable, shall be payable on account of the substantial consideration received by JCP&L as a result of this Agreement. The Parties agree, and shall take all necessary action to establish before any court or arbitral tribunal, that damages suffered by NJEA as a result of an Event of Default on the part of JCP&L hereunder and termination of this Agreement are reasonable and necessary to justly compensate NJEA for its damages resulting from such Event of Default and termination of this Agreement.

(d) In connection with the termination of this Agreement pursuant to Section 8.2(a) hereof each Party shall pay any amounts owed to the other Party under this Agreement as of the date of such termination (without duplication of the amounts set forth in the preceding paragraphs of this Section 8.2) on or before the date required for payment of the amounts described in Sections 8.2(b) or (c) above.

8.3 Remedies.

(a) Damages and Costs. Subject to Section 8.3(c) hereof and to the extent not covered by Section 3.6, Section 3.7, Section 5.2, or Section 8.2 hereof, a defaulting Party shall be liable to the non-defaulting Party for any and all costs, expenses, damages and losses suffered or incurred by such non-defaulting Party in connection with an Event of Default on the part of the other Party.

(b) Other Remedies. In addition to the rights and remedies following an Event of Default as set forth herein, each of the Parties shall also have available to it all of the rights, powers and remedies available to it at law or in equity.

(c) Consequential Damages. Notwithstanding anything otherwise contained in this Agreement to the contrary, neither NJEA nor JCP&L shall be liable to the other for any indirect, consequential, incidental, punitive or exemplary damages. The provisions of this Section 8.3(c) shall not affect or diminish the damage amounts payable pursuant to Sections 3.6, 3.7, 5.2 and 8.2 hereof.

(d) Suspension of Deliveries. In the event of any payment default by JCP&L pursuant to Section 8.1(b) hereof (which by its terms includes a five-day cure period), then upon at least five (5) days' prior written notice (which notice may not be delivered prior to the expiration of the five (5) day cure period described in Section 8.1(b) hereof), NJEA may, but shall not be obligated to, suspend deliveries of Contract Energy and Capacity under this Agreement until such payment default has been cured. In the event of such suspension of deliveries to JCP&L pursuant to this Section 8.3, NJEA shall be relieved of all of its delivery obligations hereunder for the duration of such suspension.

9. FORCE MAJEURE
9.1 Force Majeure.

The term "Force Majeure" means an event or circumstance which prevents a Party from performing its obligations hereunder (other than the obligation to make payments then due or becoming due with respect to performance prior to the Force Majeure), which event or circumstance was not anticipated and which is not within the reasonable control of, or the result of the fault or negligence of, the claiming Party, and which, by the exercise of due diligence (which may include obtaining replacement power, to the extent obtainable on commercially reasonable terms), the claiming Party is unable to overcome or avoid or cause to be avoided on commercially reasonable terms and conditions. Notwithstanding the foregoing, Force Majeure shall not be based on (i) the loss of JCP&L's markets; (ii) JCP&L's inability economically to use or resell the Contract Energy or Capacity purchased hereunder; (iii) the loss or failure of NJEA's supply of electric energy, (iv) NJEA's ability to sell Contract Energy and Capacity at a price greater than the Energy Price or (v) the ability of JCP&L to recover all or any part of the amounts paid or payable by it to NJEA hereunder nor shall a Forced Outage constitute a Force Majeure event (the rights and obligations of the Parties during a Forced Outage being set forth in Section 3.6(c) hereof). Neither Party may raise a claim of Force Majeure based in whole or in part on a System Emergency curtailment by a transmission provider unless (i) such Party has contracted for firm transmission with a transmission provider for the product to be delivered to or received at the Delivery Point and (ii) such curtailment is due to a System Emergency or "force majeure" or "uncontrollable force" or a similar term as defined under the transmission provider's tariff; provided, however, that existence of the foregoing factors shall not be sufficient to conclusively or presumptively prove the existence of a Force Majeure absent a showing of other facts and circumstances which in the aggregate with such factors establish that a Force Majeure as defined in the first sentence hereof has occurred.

Subject to the satisfaction of the criteria set forth in the preceding paragraph, Force Majeure events shall include, without limitation, action of a court or regulatory authority, a Change in Law (excluding a Change in Law regarding the ability of JCP&L to recover all or any part of the amounts paid or payable by it to NJEA hereunder), a System Emergency affecting NJEA or JCP&L, a condition or situation which JCP&L reasonably deems, in accordance with Prudent Utility Practices, is imminently likely to endanger life or property, or adversely affect or impair, or imminently adversely affect or impair, the integrity of JCP&L's transmission system, forced outage, potential overloading of JCP&L's transmission and distribution circuits, unusual operating conditions on JCP&L's transmission system, conditions such that JCP&L is unable to back down its own generation sufficiently to accept electricity from NJEA without jeopardizing the integrity of JCP&L's transmission system, catastrophic physical failures or disruptions of the PJM transmission system or any other cause beyond the reasonable control of the Party seeking relief as a result of such event; provided, however, that for purposes of this Agreement, Force Majeure shall not include (i) any event that results solely in an increase in NJEA's or its suppliers' costs to perform obligations to deliver Contract Energy to JCP&L hereunder or (ii) any increase in the cost of electricity supplies or transmission or (iii) any congestion costs.

9.2 Notice and Excuse of Performance.

(a) Following a Force Majeure event, if either Party believes that such event will, or is reasonably likely to, adversely affect the performance of its obligations under this Agreement, then as early as commercially practicable but in no event later than two (2) Business Days after the initial occurrence of such event and for contingency planning purposes, such Party shall provide preliminary telephonic notice of the occurrence of a Force Majeure to the other Party promptly followed by written notice on or before the tenth (10th) Business Day after the initial occurrence of such event. Such written notice shall specify the nature and, if known, cause of the Force Majeure, its anticipated effect on the ability of such Party to perform obligations under this Agreement and the estimated duration of any interruption in service or other adverse effects resulting from such Force Majeure and shall be updated or supplemented as necessary to keep the other Party advised of the effect and remedial measures being undertaken to overcome the Force Majeure.

For the purposes of this Section 9.2, notification given to the schedulers for the Parties shall be sufficient delivery of notice.

(b) Effect of Force Majeure on Performance of Obligations. To the extent either Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under this Agreement and such Party (the "Claiming Party") gives notice and details of the Force Majeure to the other Party as soon as practicable, then the Claiming Party shall be excused from the performance of its obligations with respect to such obligations (other than the obligation to make payments then due or becoming due with respect to performance prior to the Force Majeure). The Claiming Party shall remedy the Force Majeure with all reasonable dispatch. The non-Claiming Party shall not be required to perform its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by Force Majeure.

10. DISPUTE RESOLUTION

(a) Any controversy, dispute or claim between the Parties to this Agreement, which the Parties are unable to resolve by negotiation or over which any regulatory body lacks jurisdiction or declines to initiate proceedings, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), then in effect, and the provisions of this Article 10. No suit at law that seeks to resolve any controversy, dispute or claim between the Parties shall be instituted by either Party hereto, except where such suit is instituted to confirm an arbitration award received pursuant to this Article 10. However, nothing contained herein shall deprive either Party of any right to: (i) obtain injunctive or other equitable relief in any court in the State of New Jersey, on an interim basis pending disposition of the arbitration of any controversy, dispute or claim if such relief is available under applicable principles of law and equity (provided, however, that the arbitrators selected pursuant to Section 10(d) hereof shall not regard as dispositive any such award of injunctive or equitable relief when considering a dispute); and/or (ii) assert any cross-claim, or third-party claim in any suit at law instituted by a third party; and/or (iii) file and prosecute any complaint at and with the regulatory agency having jurisdiction or make and prosecute any claim or position in any filing made with such regulatory agency by either Party or some third party.

(b) Any controversy, dispute or claim submitted to arbitration shall be settled by arbitration to be conducted in New York, New York. Any award entered pursuant to such arbitration shall be binding on both Parties and judgment upon the award rendered or received may be entered in the Superior Court of the State of New Jersey pursuant to N.J.S.A. 2A:24-1 et seq.

(c) Exclusive jurisdiction relative to the entry of judgment on any arbitration award relative to any controversy or claim between the Parties shall be in any court of appropriate subject matter jurisdiction located in New Jersey, and the Parties to this Agreement expressly subject themselves hereby to the personal jurisdiction of said court for entry of any such judgment and for the resolution of any dispute, action, or suit arising in connection with the entry of such judgment.

(d) The controversy or claim to be arbitrated shall be referred to three (3) arbitrators, one to be selected by each Party and the third to be selected by the AAA. The selections to be made by the Parties shall be made from the list of the National Panel of Arbitrators maintained by the AAA. The arbitrator to be selected by the AAA shall be qualified to pass on any technical or engineering matters and shall be independent of both JCP&L and NJEA. All decisions and awards shall be made by a majority of the arbitrators, except for decisions relating to discovery as set forth herein.

(e) In the event any arbitrator dies, or refuses to act, or becomes incapable, incompetent or unfit to act before hearings have been completed and/or before an award has been rendered, a successor arbitrator may be selected by the Party who originally made the selection. The selection of the successor arbitrator shall be made consistent with the selection procedure set forth in the preceding paragraph.

(f) The arbitrators selected pursuant to this Agreement shall be governed by and apply the laws of the State of New Jersey and federal law, as applicable, in conducting any arbitration proceeding and/or in making any award.

(g) Notice of a demand for arbitration of any controversy or dispute between the Parties shall be filed in writing with the AAA by the Party seeking arbitration and a copy of same shall be served contemporaneously with such filing on the other Party. The notice shall state, with specificity, the nature of the dispute and the remedy sought. After such notice has been filed, the Parties may make discovery of any matter relevant to such dispute before the hearing, to the extent and in the manner provided by the Rules Governing Civil Practice in the Superior Court contained in the Rules Governing the Courts of the State of New Jersey. Any question that may arise with respect to the obligations of the Parties relative to discovery and/or relative to the protection of the discovery materials shall be referred solely to the arbitrator selected by the AAA. His determination shall be final and conclusive. Discovery shall be completed not later than ninety (90) days after filing of the notice of arbitration unless such period for discovery is extended by the arbitrator selected by the AAA, upon a showing of good cause by the Party requesting the extension.

(h) The arbitrators may consider any material that is relevant to the subject matter of any such controversy even if such material might also be relevant to an issue or issues not subject to arbitration hereunder. A stenographic record shall be made of any arbitration hearing.

(i) Any costs associated with any arbitration under this Article 10, including but not limited to attorney fees and witness expenses, shall be paid by the Party against whom an award is entered unless the arbitrators by their award otherwise provide.

(j) Arbitration may not be utilized and the arbitrators selected in accordance with this Article 10 shall not possess the authority or power to alter, amend or modify any of the terms or conditions or charges set forth in this Agreement, and further, the arbitrators may not enter any award which alters, amends or modifies such terms, conditions or charges in any form or manner.

11. CONFIDENTIALITY

(a) JCP&L and NJEA each agree not to disclose to any Person and to keep confidential, and to cause and instruct its Affiliates, officers, directors, employees, partners and representatives not to disclose to any Person and to keep confidential, any and all of the following information relating to the Restructuring: (i) the terms and provisions of this Agreement and any other agreements relating to the Restructuring; provided, however, that JCP&L may, without the consent of NJEA, publicly disclose the gross amount of its projected savings resulting from the Restructuring on both a percentage or total dollar savings basis, (ii) any financial, pricing or supply quantity information relating to the Contract Energy to be supplied by NJEA hereunder, the Facility or NJEA and (iii) any information that is clearly marked or identified as "Confidential". Notwithstanding the foregoing, any such information may be disclosed: (A) to the extent required by applicable laws and regulations or by any subpoena or similar legal process of any court or agency of federal, state or local government so long as the receiving Party gives the non-disclosing Party written notice at least three (3) Business Days prior to such disclosure, if practicable, (B) to lenders and potential lenders to JCP&L or to lenders to NJEA or other Person(s) in connection with the implementation of the Restructuring and to financial advisors, rating agencies, and any other Persons involved in the acquisition, marketing or sale or placement of such debt, (C) to agents, trustees, advisors and accountants of the Parties or their Affiliates involved in the financings described in clause (B) above, (D) to potential assignees of JCP&L or NJEA or other Persons in connection with such proposed assignment and to financial advisors, rating agencies, and any other Persons involved in the marketing, placement or rating of such assignment, (E) to agents, trustees, advisors and accountants of the Parties or their Affiliates or agents, trustees, advisors and accountants of Persons involved in the potential assignment described in clause (D) above or (F) to the extent the non-disclosing Party shall have consented in writing prior to any such disclosure. With respect to the Restructuring, this Article 11 shall supersede any prior confidentiality agreement between JCP&L and NJEA or its Affiliates, including that certain Stipulation of Agreement of Non-Disclosure of Confidential or Protected Information, between JCP&L and an Affiliate of NJEA in connection with the Restructuring. Information (1) of a confidential nature which has become public other than as a result of a breach of this Article 11, (2) which was known to the disclosing Party prior to the execution of the Stipulation of Agreement of Non-Disclosure of Confidential or Protected Information, or (3) which was received by the disclosing Party from another source who in turn disclosed the information without violating legal restrictions, will not be subject to the confidentiality obligations set forth herein with respect to such information. Nothing in this Section 11(a) shall limit or otherwise restrict the disclosure of information regarding the Restructuring to the BPU or other governmental or regulatory entity or other party thereto in connection with the satisfaction of requirements for regulatory approvals required in connection with the transactions contemplated hereby or in connection with any other JCP&L proceeding before the BPU other than a proceeding before the BPU in which JCP&L agrees not to participate pursuant to Section 15.2 below; provided, however, that the Parties shall use their best efforts to cause all such submitted information to be treated on a confidential basis by such government or regulatory entities or other party and to prohibit, to the extent possible, the public distribution of such information.

(b) No public statement, press release or other voluntary publication regarding this Agreement or the Restructuring or any of the transactions contemplated hereby shall be made or issued without the prior consent of the other Party, which consent shall not be unreasonably withheld.

12. INDEMNIFICATION AND INDEMNIFICATION PROCEDURES
12.1 Indemnification.

Each Party ("Indemnifying Party") shall indemnify, defend and hold the other Party ("Indemnified Party") and its partners, shareholders, partners, directors, officers, employees and agents (including, but not limited to, Affiliates and contractors and their employees), harmless from and against all liabilities, damages, losses, penalties, claims, demands, suits and proceedings of any nature whatsoever suffered or incurred by such Indemnified Party arising out of the Indemnifying Party's gross negligence or willful misconduct (including, without limitation, any breach of this Agreement resulting from gross negligence or willful misconduct). In the event injury or damage results from the joint or concurrent grossly negligent or willful misconduct of the Parties, each Party shall be liable under this indemnification in proportion to its relative degree of fault. Such duty to indemnify shall not apply to any claims which arise or are first asserted more than two (2) years after the termination of this Agreement. Such indemnity shall not include or compensate for indirect, punitive, exemplary, incidental or consequential damages incurred by either Party.

12.2 Indemnification Procedures.

Each Indemnified Party shall promptly notify the Indemnifying Party of any claim in respect of which the Indemnified Party is entitled to be indemnified under this Article 12. Such notice shall be given as soon as is reasonably practicable after the Indemnified Party becomes aware of each claim; provided, however, that failure to give prompt notice shall not adversely affect any claim for indemnification hereunder except to the extent the Indemnifying Party's ability to contest any claim by any third party is materially adversely affected. The Indemnifying Party shall have the right, but not the obligation, at its expense, to contest, defend, litigate and settle, and to control the contest, defense, litigation and/or settlement of, any claim by any third party alleged or asserted against any Indemnified Party arising out of any matter in respect of which such Indemnified Party is entitled to be indemnified hereunder. The Indemnifying Party shall promptly notify such Indemnified Party of its intention to exercise such right set forth in the immediately preceding sentence and shall reimburse the Indemnified Party for the reasonable costs and expenses paid or incurred by it prior to the assumption of such contest, defense or litigation by the Indemnifying Party. The Indemnifying Party shall have the right to select legal counsel to defend a claim for which the Indemnified Party is seeking indemnification pursuant to this Section 12.2, subject to the consent of the Indemnified Party, which shall not be unreasonably delayed or withheld. If the Indemnifying Party exercises such right in accordance with the provisions of this Article 12 and any Indemnified Party notifies the Indemnifying Party that it desires to retain separate counsel in order to participate in or proceed independently with such contest, defense or litigation, such Indemnified Party may do so at its own expense. If the Indemnifying Party fails to exercise it rights set forth in the third sentence of this Section 12.2, then the Indemnifying Party will reimburse the Indemnified Party for its reasonable costs and expenses incurred in connection with the contest, defense or litigation of such claim. No Indemnified Party shall settle or compromise any claim in respect of which the Indemnified Party is entitled to be indemnified under this Article 12 without the prior written consent of the Indemnifying Party; provided, however, that such consent shall not be unreasonably withheld by the Indemnifying Party.

13. ASSIGNMENT AND JCP&L REORGANIZATION
13.1 Prohibition on Assignment.

Except as provided in Section 13.2 hereof, this Agreement may not be assigned by either Party without the prior written consent of the other Party, which may not be unreasonably withheld. Any attempted or purported assignment of this Agreement that is not expressly permitted pursuant to Section 13.2 hereof, shall be null and void and shall have no effect on or with respect to the rights and obligations of the Parties hereunder.

13.2 Permitted Assignment.

(a) In addition to its rights set forth in Section 13.2(c) hereof, NJEA shall have the right to assign all or any portion of its rights or obligations under this Agreement without the consent of JCP&L to existing and any future lenders secured, in whole or in part, by interests in the Facility or NJEA or Affiliates of NJEA. In connection with the exercise of remedies under the security documents relating to such financing(s), the lender(s) or trustee(s) shall be entitled to assign this Agreement to any third-party transferee designated by such lender(s) or trustee(s).

(b) JCP&L shall have the right to assign this Agreement in connection with a JCP&L Reorganization Event or otherwise to any assignee without the consent of NJEA so long as (1) the proposed assignee is significantly involved in the electric, transmission and distribution business and (2) the proposed assignee's credit rating as established by Moody's or S&P is equal to or better than that of JCP&L at the time of the proposed assignment (provided, that any such rating that is on "watch" for downgrading shall not satisfy the credit rating criteria described in clause (2)).

(c) If either Party assigns this Agreement as provided in this Section 13.2, then such Party shall cause to be delivered to the other Party an assumption agreement (in form and substance reasonably satisfactory to the non-assigning Party) of all of the obligations of the assigning Party hereunder by such assignee.

(d) An assignment of this Agreement pursuant to this Section 13.2 shall not release or discharge the assignor from its obligations hereunder unless the assignee executes a written assumption agreement in accordance with Section 13.2(c) hereof.

14. NOTICES

Any notice or communication given pursuant hereto shall be in writing and (1) delivered personally (personally delivered notices shall be deemed given upon written acknowledgment of receipt after delivery to the address specified or upon refusal of receipt); (2) mailed by registered or certified mail, postage prepaid (mailed notices shall be deemed given on the actual date of delivery, as set forth in the return receipt, or upon refusal of receipt); (3) e-mailed (e-mailed notices shall be deemed given upon actual receipt) or (4) delivered in full by telecopy (telecopied notices shall be deemed given upon actual receipt), in either case addressed or telecopied as follows or to such other addresses or telecopy numbers as may hereafter be designed by either Party to the other in writing:

If a Supply Notice to JCP&L: Jim Sensenig PJM DataMart FirstEnergy Service Company 2800 Pottsville Pike Reading PA, 19640-0001 Phone: 610-921-6543 Facsimile: 610-929-8820 E-mail: jjsensenig@gpu.com
If to JCP&L other than a Supply Notice: Kevin Siedt FirstEnergy Service Company 2800 Pottsville Pike Reading, PA 19640-0001 Phone: 610-921-6063 Facsimile: 610-921-6256 E-mail: ksiedt@gpu.com
COPY TO: Cortlandt C. Choate Jr. Esq. FirstEnergy Service Company 2800 Pottsville Pike Reading, PA 19640-0001 Phone: 610-921-6783 Facsimile: 610-939-8655 E-mail: cchoate@gpu.com

If to NJEA:

North Jersey Energy Associates, A Limited Partnership
c/o Northeast Energy, LP
c/o ESI Northeast Energy GP, Inc.
Its General Partner
700 Universe Blvd.
P.O. Box 14000
Juno Beach, FL 33408
Attention: Business Manager
Phone: 561-304-5107
Facsimile: 561-304-5161

15. WAIVER AND MODIFICATION
15.1 Modification or Waiver.

This Agreement may be amended and its provisions and the effects thereof waived only by a writing executed by the Parties, and no subsequent conduct of any Party or course of dealings between the Parties shall effect or be deemed to effect any such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver of or an acquiescence in or to such provision.

15.2 PURPA Acknowledgements.
(a) The Parties acknowledge and agree that:
(i) The rates paid by JCP&L to NJEA under the Existing PPA were based on JCP&L's "avoided cost" (as defined in 18 C.F.R. Part 292) at the time the Existing PPA was negotiated;

(ii) Under the Existing PPA, NJEA was entitled to all rights afforded to a "qualifying facility" (as defined in 18 C.F.R. Part 292)("QF") under applicable law, including, but not limited to, PURPA, for as long as the Facility maintained its status as a QF; and

(iii) The consideration for NJEA's agreement to amend and restate the Existing PPA and to waive its rights under PURPA, as provided in Section 15.2(c) below, is the execution and delivery of this Agreement.

(b) It is the express intent of the Parties that this Agreement shall be deemed a successor to, replacement of and substitute for the Existing PPA, which is being amended and restated in its entirety as of the Effective Date.

(c) As of the Effective Date, NJEA forever relinquishes and waives any rights it may have or may have in the future under PURPA or any federal or state regulation, act or order implementing PURPA, to require JCP&L or any of its affiliates to purchase electricity and or capacity generated at the Facility. NJEA shall cause any third party successor to NJEA's rights and interest in the Facility to agree to be bound by the foregoing waiver. NJEA shall indemnify, defend and hold JCP&L and its partners, shareholders, members, directors, officers, employees and agents harmless from and against all liabilities, damages, losses, penalties, claims, demands, suits and proceedings of any nature whatsoever suffered or incurred by JCP&L arising out of any failure by NJEA to comply with the waiver of PURPA rights set forth in this Section 15.2(c).

(d) This Agreement is being entered into by JCP&L pursuant to and under the authority of the New Jersey Competition Act. Notwithstanding the foregoing, as of the Effective Date and continuing throughout the Term, this Agreement shall be a valid and binding agreement of the Parties and shall not be amended, modified, supplemented or terminated as a result of any repeal, amendment or interpretation of the New Jersey Competition Act or for any other reason except as expressly provided for herein.

(e) As of the Effective Date and continuing throughout the Term, each Party hereby irrevocably waives its right to seek or support, and agrees not to seek or support, in any way, including, but not limited to, seeking or supporting through application, complaint, petition, motion, filing before any governmental authority (including, without limitation, BPU and FERC), rule, regulation or statute: (i) reconsideration by the BPU of its approval of this Agreement; (ii) modification or invalidation of this Agreement or any term or condition contained herein (including, without limitation, any pricing provision herein); or (iii) disallowance or impairment, in whole or in part, of JCP&L's right to fully and timely recover from its customers its costs of purchasing electricity and capacity pursuant to this Agreement.

(f) Nothing contained herein shall be deemed or construed as (i) a waiver by either Party of any right to challenge any attempt by the BPU, FERC or any other governmental authority to disallow rate recovery or modify, amend or supplement this Agreement or (ii) an acknowledgment by any such Party that the BPU, FERC or any other governmental authority would have such authority if it so attempted.

(g) As of the Effective Date, NJEA's and JCP&L's obligations under this Agreement are expressly not conditioned on the maintenance of the QF status of the Facility under PURPA, and this Agreement shall remain binding upon the Parties without regard to whether the Facility or any other source of power delivered to JCP&L under this Agreement is or remains a QF. Each Party shall obtain and maintain all permits or licenses necessary for it to perform its obligations under this Agreement.

(h) The Parties acknowledge and agree that, to the extent this Agreement is or becomes subject to review pursuant to the Federal Power Act, the standard of review for any change or modification to the pricing provisions of this Agreement proposed by any Person who is not a party hereto or FERC acting sua sponte shall be the "public interest" standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the "Mobile-Sierra" doctrine).

16. INTERPRETATION
16.1 Choice of Law.
Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the State of New Jersey (without regard to its principles of conflicts of law).
16.2 Headings.

Article and Section headings are for convenience only and shall not affect the interpretation of this Agreement. References to articles, sections and appendices, and schedules are, unless the context otherwise requires, references to articles, sections, appendices, and schedules of this Agreement. The words "hereof" and "hereunder" shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

17. COUNTERPARTS
Any number of counterparts of this Agreement may be executed, and each shall have the same force and effect as an original.
18. NO DUTY TO THIRD PARTIES

Except as provided in any consent to assignment as specified in the other provisions of this Agreement, nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person not a Party to this Agreement.

19. SEVERABILITY

If any term or provision of this Agreement or the interpretation or application of any term or provision to any prior circumstance is held to be unenforceable, illegal or invalid by a court or agency of competent jurisdiction, the remainder of this Agreement and the interpretation or application of all other terms or provisions to Persons or circumstances other than those which are unenforceable, illegal or invalid shall not be affected thereby, and each term and provision shall be valid and be enforced to the fullest extent permitted by law.

20. ENTIRE AGREEMENT

Upon the Effective Date, this Agreement, together with the agreements executed or delivered on the Effective Date in connection herewith, shall constitute the entire agreement and understanding between the Parties hereto and shall supersede all prior agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, each of JCP&L and NJEA has caused this Agreement to be duly executed on its behalf as of the date first above written.
JERSEY CENTRAL POWER & LIGHT COMPANY
By:	HARVEY L. WAGNER

Name: Harvey L. Wagner Title: Vice President & Controller

NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By: Northeast Energy, LP, its general partner By ESI Northeast Energy GP, Inc. its administrative general partner
By:	NATHAN E. HANSON

Nathan E. Hanson Director

SCHEDULE A to AMENDED AND RESTATED POWER PURCHASE AGREEMENT
DELIVERY SCHEDULE & JCP&L DISCOUNT
PART 1: DELIVERY SCHEDULE FOR CONTRACT ENERGY

Month	On-Peak Hours MWh/h	Off-Peak hours MWH/h

January	250	250
February	250	250
March	250	250
April	200	200
May	200	200
June	250	250
July	250	250
August	250	250
September	250	250
October	200	200
November	200	200
December	250	250

PART 2: JCP&L MINIMUM ENERGY PRICE DISCOUNT

YEAR	JCP&L MINIMUM ENERGY PRICE DISCOUNT

2003	$9,196.200.00*
2004	$9,223,200.00
2005	$9,196,200.00
2006	$9,196,200.00
2007	$9,196,200.00
2008	$9,223,200.00
2009	$9,196,200.00
2010	$9,196,200.00
2011	$5,745,600.00

*pro-rated for the first partial calendar year of the Agreement to reflect the remaining deliveries as set forth in Schedule C hereof

SCHEDULE B to AMENDED AND RESTATED POWER PURCHASE AGREEMENT
CONTRACT ADJUSTERS
PART I - METHODOLOGY

Pursuant to Section 4.1 hereof, the Contract Adjusters represent a component of the Energy Payment and are intended to adjust the contract price to account for the change from annual (under the Existing PPA) to monthly gas pricing. The Contract Adjusters are derived from a combination of (a) actual monthly Henry Hub gas prices through the Effective Date, (b) agreed upon monthly basis prices for the Term and (c) monthly Henry Hub futures gas prices. The Contract Adjusters shall be set on or about the Effective Date as follows:

1. The monthly basis for the period from April 2003 through March 2004 shall be 0.712/MMBtu. The monthly basis for the period from April 2004 through March 2005 shall be $0.663/MMBtu and, thereafter, the monthly basis shall be increased once a year by 3% each April 1st commencing on April 1, 2005.

2. The Contract Adjuster model developed by JCP&L and distributed by email to NJEA on April 15, 2003 (the "Model") will be used to set the Contract Adjusters as of the Effective Date.
3. On the Effective Date, or as soon thereafter as possible, the Model will be updated with the Actual Monthly Henry Hub Price and the Monthly Henry Hub Futures (as those terms are defined below):

(a) For each month from the Agreement Date through the Effective Date the "Actual Monthly Henry Hub Price" will equal the published price in The Gas Daily Price Guide "Monthly Contract Index" under "Market Centers", "South Louisiana", "Henry Hub" published by Platts on or about the fifth Business Day of such calendar month.

(b) For each month after the Effective Date, the "Monthly Henry Hub Futures" shall be the monthly forward curve of the Business Day immediately preceding the Effective Date (as reflected on the www.nymex.com website under natural gas futures in the "Most Recent Settle" column). To the extent that such futures price does not exist for any month during the Term, a substitute futures price for such month shall be used and shall be the monthly futures price for the same month in the preceding year, increased by 3%. For example, if there is no reported futures price for June 2008, the substitute futures price for June 2008 shall be the monthly futures price for June 2007, increased by 3%.

4. An example of the Contract Adjusters to be set on the Effective Date is illustrated in Part II of this Schedule B.

SCHEDULE C to AMENDED AND RESTATED POWER PURCHASE AGREEMENT
ADJUSTERS Based on 04/14/2003 Futures ($/MWh)

	Jan-03	Feb-03	Mar-03	Apr-03	May-03	Jun-03	Jul-03	Aug-03	Sep-03	Oct-03	Nov-03	Dec-03

On-Peak										(20.540)	(21.454)	23.489
Off-Peak										15.450	11.037	2.562

	Jan-04	Feb-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04

On-Peak	22.705	24.664	(29.750)	(10.759)	(8.278)	38.755	39.147	57.573	72.918	28.049	25.829	68.674
Off-Peak	1.021	2.809	2.643	22.251	21.012	14.463	13.986	35.481	49.377	64.162	63.752	48.381

	Jan-05	Feb-05	Mar-05	Apr-05	May-05	Jun-05	Jul-05	Aug-05	Sep-05	Oct-05	Nov-05	Dec-05

On-Peak	67.695	68.870	7.447	30.336	31.446	76.968	76.837	69.364	63.827	17.999	16.001	59.152
Off-Peak	44.524	47.114	43.310	67.041	66.641	53.983	49.801	45.849	38.303	50.558	50.136	35.290

	Jan-06	Feb-06	Mar-06	Apr-06	May-06	Jun-06	Jul-06	Aug-06	Sep-06	Oct-06	Nov-06	Dec-06

On-Peak	57.650	58.433	(1.271)	18.515	19.625	65.714	65.361	62.551	61.230	15.653	13.890	57.338
Off-Peak	34.194	34.959	31.512	50.460	53.242	41.094	37.336	38.323	33.509	47.876	46.157	29.934

	Jan-07	Feb-07	Mar-07	Apr-07	May-07	Jun-07	Jul-07	Aug-07	Sep-07	Oct-07	Nov-07	Dec-07

On-Peak	55.249	55.836	(3.886)	14.033	14.033	59.152	58.695	57.078	56.551	11.115	9.809	54.135
Off-Peak	30.737	31.347	26.329	46.261	46.694	33.212	32.042	33.045	28.364	45.062	42.206	26.980

	Jan-08	Feb-08	Mar-08	Apr-08	May-08	Jun-08	Jul-08	Aug-08	Sep-08	Oct-08	Nov-08	Dec-08

On-Peak	53.221	54.005	(5.490)	10.700	10.439	56.071	55.680	55.551	55.618	10.259	9.280	53.920
Off-Peak	28.577	29.708	23.279	44.352	41.722	30.294	30.371	29.192	30.116	44.673	39.380	29.243

	Jan-09	Feb-09	Mar-09	Apr-09	May-09	Jun-09	Jul-09	Aug-09	Sep-09	Oct-09	Nov-09	Dec-09

On-Peak	53.267	54.390	(4.586)	11.769	8.990	54.609	54.206	54.189	54.346	9.014	8.005	52.597
Off-Peak	27.583	29.763	25.211	45.364	39.611	30.677	30.736	28.390	29.414	42.604	40.043	28.507

	Jan-10	Feb-10	Mar-10	Apr-10	May-10	Jun-10	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Dec-10

On-Peak	51.924	53.081	(5.966)	10.569	7.706	53.307	52.891	53.026	53.347	8.052	7.012	51.546
Off-Peak	25.716	29.039	25.673	44.830	38.981	29.965	28.721	29.065	29.022	40.991	41.205	29.396

	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11

On-Peak	50.853	52.045	(7.131)	9.653	6.704	52.277	51.849	51.421
Off-Peak	26.365	28.626	25.235	43.131	40.008	29.568	25.971	30.507

PART III - GAS PRICES FOR INPUT
Settle Date:
04/14/03	Actual Monthly Henry Hub Price Monthly Henry Hub Futures Substitute Futures Price

Henry Hub Prices		Z6 NNY/TETCO M3 for Adjuster Calculation
Contract	$/MMBtu	Contract	Henry Hub	Monthly Basis	Total Price

Jan-03	$4.960	Jan-03	$4.960	$1.310	$6.270
Feb-03	$5.660	Feb-03	$5.660	$1.595	$7.255
Mar-03	$9.110	Mar-03	$9.110	$2.555	$11.665
Apr-03	$5.140	Apr-03	$5.140	$0.712	$5.852
May-03	$5.552	May-03	$5.552	$0.712	$6.264
Jun-03	$5.627	Jun-03	$5.627	$0.712	$6.339
Jul-03	$5.662	Jul-03	$5.662	$0.712	$6.374
Aug-03	$5.637	Aug-03	$5.637	$0.712	$6.349
Sep-03	$5.584	Sep-03	$5.584	$0.712	$6.296
Oct-03	$5.562	Oct-03	$5.562	$0.712	$6.274
Nov-03	$5.632	Nov-03	$5.632	$0.712	$6.344
Dec-03	$5.712	Dec-03	$5.712	$0.712	$6.424
Jan-04	$5.772	Jan-04	$5.772	$0.712	$6.484
Feb-04	$5.622	Feb-04	$5.622	$0.712	$6.334
Mar-04	$5.327	Mar-04	$5.327	$0.712	$6.039
Apr-04	$4.862	Apr-04	$4.862	$0.663	$5.525
May-04	$4.672	May-04	$4.672	$0.663	$5.335
Jun-04	$4.592	Jun-04	$4.592	$0.663	$5.255
Jul-04	$4.562	Jul-04	$4.562	$0.663	$5.225
Aug-04	$4.537	Aug-04	$4.537	$0.663	$5.200
Sep-04	$4.517	Sep-04	$4.517	$0.663	$5.180
Oct-04	$4.502	Oct-04	$4.502	$0.663	$5.165
Nov-04	$4.672	Nov-04	$4.672	$0.663	$5.335
Dec-04	$4.842	Dec-04	$4.842	$0.663	$5.505
Jan-05	$4.917	Jan-05	$4.917	$0.663	$5.580
Feb-05	$4.827	Feb-05	$4.827	$0.663	$5.490
Mar-05	$4.617	Mar-05	$4.617	$0.663	$5.280
Apr-05	$4.307	Apr-05	$4.307	$0.683	$4.990
May-05	$4.222	May-05	$4.222	$0.683	$4.905
Jun-05	$4.187	Jun-05	$4.187	$0.683	$4.870
Jul-05	$4.197	Jul-05	$4.197	$0.683	$4.880
Aug-05	$4.192	Aug-05	$4.192	$0.683	$4.875
Sep-05	$4.172	Sep-05	$4.172	$0.683	$4.855
Oct-05	$4.202	Oct-05	$4.202	$0.683	$4.885
Nov-05	$4.355	Nov-05	$4.355	$0.683	$5.038
Dec-05	$4.530	Dec-05	$4.530	$0.683	$5.213
Jan-06	$4.645	Jan-06	$4.645	$0.683	$5.328
Feb-06	$4.585	Feb-06	$4.585	$0.683	$5.268
Mar-06	$4.425	Mar-06	$4.425	$0.683	$5.108
Apr-06	$4.142	Apr-06	$4.142	$0.703	$4.845
May-06	$4.057	May-06	$4.057	$0.703	$4.760
Jun-06	$4.007	Jun-06	$4.007	$0.703	$4.710
Jul-06	$4.034	Jul-06	$4.034	$0.703	$4.737
Aug-06	$4.014	Aug-06	$4.014	$0.703	$4.717
Sep-06	$3.964	Sep-06	$3.964	$0.703	$4.667
Oct-06	$3.964	Oct-06	$3.964	$0.703	$4.667
Nov-06	$4.099	Nov-06	$4.099	$0.703	$4.802
Dec-06	$4.262	Dec-06	$4.262	$0.703	$4.965

Henry Hub Prices		Z6 NNY/TETCO M3 for Adjuster Calculation
Contract	$/MMBtu	Contract	Henry Hub	Monthly Basis	Total Price

Jan-07	$4.422	Jan-07	$4.422	$0.703	$5.125
Feb-07	$4.377	Feb-07	$4.377	$0.703	$5.080
Mar-07	$4.287	Mar-07	$4.287	$0.703	$4.990
Apr-07	$4.067	Apr-07	$4.067	$0.724	$4.791
May-07	$4.067	May-07	$4.067	$0.724	$4.791
Jun-07	$4.102	Jun-07	$4.102	$0.724	$4.826
Jul-07	$4.137	Jul-07	$4.137	$0.724	$4.861
Aug-07	$4.167	Aug-07	$4.167	$0.724	$4.891
Sep-07	$4.147	Sep-07	$4.147	$0.724	$4.871
Oct-07	$4.132	Oct-07	$4.132	$0.724	$4.856
Nov-07	$4.232	Nov-07	$4.232	$0.724	$4.956
Dec-07	$4.332	Dec-07	$4.332	$0.724	$5.056
Jan-08	$4.402	Jan-08	$4.402	$0.724	$5.126
Feb-08	$4.342	Feb-08	$4.342	$0.724	$5.066
Mar-08	$4.262	Mar-08	$4.262	$0.724	$4.986
Apr-08	$4.142	Apr-08	$4.142	$0.746	$4.888
May-08	$4.162	May-08	$4.162	$0.746	$4.908
Jun-08	$4.162	Jun-08	$4.162	$0.746	$4.908
Jul-08	$4.192	Jul-08	$4.192	$0.746	$4.938
Aug-08	$4.222	Aug-08	$4.222	$0.746	$4.968
Sep-08	$4.232	Sep-08	$4.232	$0.746	$4.978
Oct-08	$4.212	Oct-08	$4.212	$0.746	$4.958
Nov-08	$4.287	Nov-08	$4.287	$0.746	$5.033
Dec-08	$4.362	Dec-08	$4.362	$0.746	$5.108
Jan-09	$4.412	Jan-09	$4.412	$0.746	$5.158
Feb-09	$4.326	Feb-09	$4.326	$0.746	$5.072
Mar-09	$4.200	Mar-09	$4.200	$0.746	$4.946
Apr-09	$4.074	Apr-09	$4.074	$0.769	$4.843
May-09	$4.287	May-09	$4.287	$0.769	$5.055
Jun-09	$4.287	Jun-09	$4.287	$0.769	$5.055
Jul-09	$4.318	Jul-09	$4.318	$0.769	$5.086
Aug-09	$4.349	Aug-09	$4.349	$0.769	$5.117
Sep-09	$4.359	Sep-09	$4.359	$0.769	$5.128
Oct-09	$4.338	Oct-09	$4.338	$0.769	$5.107
Nov-09	$4.416	Nov-09	$4.416	$0.769	$5.184
Dec-09	$4.493	Dec-09	$4.493	$0.769	$5.261
Jan-10	$4.544	Jan-10	$4.544	$0.769	$5.313
Feb-10	$4.456	Feb-10	$4.456	$0.769	$5.224
Mar-10	$4.326	Mar-10	$4.326	$0.769	$5.095
Apr-10	$4.196	Apr-10	$4.196	$0.792	$4.988
May-10	$4.415	May-10	$4.415	$0.792	$5.207
Jun-10	$4.415	Jun-10	$4.415	$0.792	$5.207
Jul-10	$4.447	Jul-10	$4.447	$0.792	$5.239
Aug-10	$4.479	Aug-10	$4.479	$0.792	$5.271
Sep-10	$4.490	Sep-10	$4.490	$0.792	$5.281
Oct-10	$4.469	Oct-10	$4.469	$0.792	$5.260
Nov-10	$4.548	Nov-10	$4.548	$0.792	$5.340
Dec-10	$4.628	Dec-10	$4.628	$0.792	$5.419
Jan-11	$4.681	Jan-11	$4.681	$0.792	$5.472
Feb-11	$4.589	Feb-11	$4.589	$0.792	$5.381
Mar-11	$4.456	Mar-11	$4.456	$0.792	$5.247
Apr-11	$4.322	Apr-11	$4.322	$0.815	$5.138
May-11	$4.548	May-11	$4.548	$0.815	$5.363
Jun-11	$4.548	Jun-11	$4.548	$0.815	$5.363
Jul-11	$4.581	Jul-11	$4.581	$0.815	$5.396
Aug-11	$4.613	Aug-11	$4.613	$0.815	$5.429

SCHEDULE C to AMENDED AND RESTATED POWER PURCHASE AGREEMENT
DELIVERY SCHEDULE OF MONTHLY MWhs

	Monthly MWhs
	365 Days	366 Days

January	186,000	186,000
February	168,000	174,000
March	186,000	186,000
April	144,000	144,000
May	148,800	148,800
June	180,000	180,000
July	186,000	186,000
August	186,000	186,000
September	180,000	180,000
October	148,800	148,800
November	144,000	144,000
December	186,000	186,000

Annual	2,043,600	2,049,600

SCHEDULE D to AMENDED AND RESTATED POWER PURCHASE AGREEMENT
CALCULATION OF PREPAYMENT RATE

The Prepayment Rate ($/MWh) is calculated on the date of the prepayment and is equal to the Prepayment Amount ($) divided by the remaining quantity (MWh) of Contract Energy to be delivered by NJEA to JCP&L through the Term of the Agreement discounted at the JCP&L Discount Rate on the date of the prepayment. NJEA distributed by email to JCP&L on April 14, 2003, the Prepayment Spreadsheet that discounts the balance of Contract Energy on any date. The Parties agree that in connection with any Prepayment Right to be exercised by NJEA, the calculation of the Prepayment Rate following such prepayment shall be made using the Prepayment Spreadsheet.

EXHIBIT A TO SCHEDULE D OF THE AMENDED AND RESTATED POWER PURCHASE AGREEMENT

No Prepayment:
Monthly Discount:
$4.50 x TMMWhs
Annual True-Up:
MAX [ 0, ($5.50 x RAMWhs) - ($4.50 x TAMWhs) ]
Prepayment Example:
Prepayment Rate
	$1.50/MWh	Calculated according to Schedule D
Monthly Discount:
($4.50 - $1.50) x TMMWhs
Annual True-Up:
MAX [ 0, ($5.50 x RAMWhs) - ($4.50 x TAMWhs) ]
RAMWhs =	MWhs delivered to JCP&L from the market in the year
TMMWhs =	Total MWhs sold to JCP&L in the month
TAMWhs =	Total MWhs sold to JCP&L in the year

Example 1:			Example 2:			Example 3:			Example 4:
TAMWhs	=	2,043,600	TAMWhs	=	2,043,600	TAMWhs	=	2,043,600	TAMWhs	=	2,043,600
Dispatch	=	50%	Dispatch	=	100%	Dispatch	=	0%	Dispatch	=	15%
RAMWhs	=	1,021,800	RAMWhs	=	0	RAMWhs	=	2,043,600	RAMWhs	=	1,737,060

Prepayment	=	$0.00 / MWh	Prepayment	=	$0.00 / MWh	Prepayment	=	$0.00 / MWh	Prepayment	=	$0.00 / MWh

Monthly Discount:			Monthly Discount:			Monthly Discount:			Monthly Discount:
		$9,196,200			$9,196,200			$9,196,200			$9,196,200
Annual True-Up:			Annual True-Up:			Annual True-Up:			Annual True-Up:
Replacement		$5,619,900	Replacement		$0	Replacement		$11,239,800	Replacement		$9,553,830
Minimum		$9,196,200	Minimum		$9,196,200	Minimum		$9,196,200	Minimum		$9,196,200

True-Up		$0	True-Up		$0	True-Up		$2,043,600	True-Up		$357,630

Prepayment	=	$1.50 / MWh	Prepayment	=	$1.50 / MWh	Prepayment	=	$1.50 / MWh	Prepayment	=	$1.50 / MWh

Monthly Discount:			Monthly Discount:			Monthly Discount:			Monthly Discount:
		$6,130,800			$6,130,800			$6,130,800			$6,130,800
Annual True-Up:			Annual True-Up:			Annual True-Up:			Annual True-Up:
Replacement		$5,619,900	Replacement		$0	Replacement		$11,239,800	Replacement		$9,553,830
Minimum		$9,196,200	Minimum		$9,196,200	Minimum		$9,196,200	Minimum		$9,196,200

True-Up		$0	True-Up		$0	True-Up		$2,043,600	True-Up		$357,630

SCHEDULE E to AMENDED AND RESTATED POWER PURCHASE AGREEMENT
EXAMPLES OF CALCULATION OF DELIVERY POINT ADJUSTMENT TO THE ENERGY PAYMENT
EXAMPLE 1

In the month of September, 2003, NJEA delivers 90,000 MWh of Contract Energy to a Delivery Point other than the Facility Bus. One quarter of the MWh were delivered during On-Peak Hours and three quarters of the MWh were delivered during Off-Peak Hours. The Delivery Point Adjustment (DPA) for the month of September, 2003 shall be calculated as follows:

DPA = (-.32 cents x 22,500 MWh) + (-.12 cents x 67,500 MWh) = - $15,300.00 which negative amount shall be added to the monthly Energy Payment for September, 2003 in accordance with Section 4.1 hereof.
EXAMPLE 2

For the 2003 calendar year, (i) NJEA delivered more than 5% of Contract Energy during On-Peak Hours to a Delivery Point other than the Facility Bus and delivered more than 5% of Contract Energy during Off-Peak Hours to a Delivery Point other than the Facility Bus and (ii) the Actual Delivery Point Differential equaled (a) -38 cents (-$0.38) per MWh delivered during On-Peak Hours and (b) -11 cents (-$0.11) per MWh delivered during Off-Peak Hours so that the difference between the Delivery Point Adjustment (-32 cents (- $0.32) per MWh delivered during On-Peak Hours and -12 cents (- $0.12) per MWh delivered during Off-Peak Hours) and the Actual Delivery Point Differential is greater than 5 cents ($0.05) for On-Peak Hours but not Off-Peak Hours. Therefore the Delivery Point Adjustment for On-Peak Hours for the 2004 calendar year shall be -38 cents (-$.038) and the Delivery Point Adjustment for Off-Peak Hours for the 2004 calendar year shall remain -12 cents (-$0.12).

SCHEDULE F to AMENDED AND RESTATED POWER PURCHASE AGREEMENT
VER METHODOLOGY AND CALCULATION FOR VER EFFECTIVE AUGUST 14, 2003

Monthly Gas Price			Calendar Year Averages

	Transco Zone 6 NNY	Texas Eastern M-3		Transco Zone 6 NNY	Texas Eastern M-3	Z6 NNY- M3 Average

#NAME?	$15.15	$14.23	2001	$5.146	$5.024	$5.085
#NAME?	$7.55	$7.09	2002	$3.670	$3.676	$3.673
#NAME?	$5.57	$5.54

#NAME?	$5.80	$5.81	VER Aug. 14, 2002 - Aug. 13, 2003 =				5.700 cents/kWh
#NAME?	$5.33	$5.30
#NAME?	$4.13	$4.09	VER Aug. 14, 2003 - Aug. 13, 2004 =
#NAME?	$3.48	$3.52	VERyear n = VERyear n-1 x (Avg of Monthly Gas Price yearn-1/Avg of Monthly Gas Priceyear n-2)
#NAME?	$3.46	$3.51
#NAME?	$2.56	$2.59	VER Aug. 14, 2003 - Aug. 13, 2004 =				5.700 x (3.673/5.085)
#NAME?	$2.13	$2.12
#NAME?	$3.62	$3.56	VER Aug. 14, 2003 - Aug. 13, 2004 =				4.117 cents/kWh
#NAME?	$2.97	$2.93
#NAME?	$3.70	$3.58
#NAME?	$2.46	$2.43
#NAME?	$2.69	$2.68
#NAME?	$3.74	$3.73
#NAME?	$3.63	$3.64
#NAME?	$3.67	$3.71
#NAME?	$3.57	$3.68
#NAME?	$3.29	$3.30
#NAME?	$3.59	$3.59
#NAME?	$4.01	$4.06
#NAME?	$4.73	$4.74
#NAME?	$4.96	$4.97

SCHEDULE G to AMENDED AND RESTATED POWER PURCHASE AGREEMENT
METERING

1. Metering of electricity generated at the Facility and delivered to the Facility Bus under this Agreement shall be by meters and metering devices and equipment provided, owned and maintained by JCP&L and paid for by NJEA. NJEA shall provide at its expense such telemetering equipment for the Facility as JCP&L may request; such telemetering equipment shall be maintained by JCP&L at NJEA's expense. JCP&L shall provide representatives of NJEA with access to JCP&L's meters at reasonable times for the purpose of accessing real-time telemetering information; provided that such access shall be at NJEA's sole cost and shall not interfere with JCP&L's normal business operations. NJEA may, if it desires, install its own metering devices, but, subject to paragraph 6 of this Schedule G, the determination of electricity generated at the Facility and delivered to JCP&L under this Agreement shall be by JCP&L's metering devices. NJEA shall pay JCP&L a monthly service charge of $150.00 for operation and maintenance of such metering devices. The monthly service charge shall be paid by netting such amount against amounts otherwise payable by JCP&L to NJEA hereunder.

2. Electricity generated at the Facility and delivered to the Facility Bus under this Agreement shall be measured by monthly meter readings taken by JCP&L on the last day of each calendar month.

3. JCP&L's meters shall be sealed and the seals shall be broken only by JCP&L and only when the meters are to be inspected, replaced, tested or adjusted by JCP&L. JCP&L shall test its meters once annually at its own expense. JCP&L shall conduct such additional metering tests as NJEA may, from time to time, reasonably request, but such additional tests shall be performed at NJEA's sole cost and expense unless the metering equipment is found to be inaccurate by more than two percent (2%), in which event JCP&L shall bear the costs of such testing. NJEA shall be given reasonable advance notice of all metering activity and shall have the right to observe any such inspections, tests, replacements or adjustments.

4. NJEA shall provide representatives of JCP&L with access to JCP&L's meters at reasonable times for the purposes of reading, inspecting, testing and adjusting the same, provided that such access does not interfere with NJEA's normal business operations.

5. If, upon testing, any electrical measuring equipment is found to be in error by not more than two percent (2%), previous recordings of such equipment shall be considered accurate in computing deliveries of electricity generated at the Facility and delivered to the Facility Bus under this Agreement, but such equipment shall be promptly adjusted to record correctly. If, upon testing, any electrical measuring equipment shall be found to be inaccurate by an amount exceeding two percent (2%), then such equipment shall be promptly adjusted to record properly and previous recordings by such equipment shall be corrected to zero (0) error. Unless the period of inaccuracy can be accurately determined as a basis for adjustments, retroactive billing adjustments for errors with respect to any electrical measuring equipment shall be made for a period equal to one-half (1/2) of the time elapsed since the previous test of such electrical measuring equipment, but in no event more than six (6) months.

6. Should the primary metering equipment at any time fail to register, or should the registration thereof be so erratic so as to be meaningless, the electricity delivered shall be determined from the best information available, including, but not limited to, data from operator's logs and the results of telemetry equipment owned by NJEA under paragraph 1 of this Schedule G.

SCHEDULE H to AMENDED AND RESTATED POWER PURCHASE AGREEMENT
INTERCONNECTION
PART I INTERCONNECTION FACILITIES

A. The following requirements are applicable to NJEA's drawings and specifications of the Interconnection Facilities, which requirements have been satisfied by NJEA on or before the Agreement Date: NJEA's drawings and specifications of the Interconnection Facilities shall include the following:

1. Accurate single line diagram of the Interconnection Facilities plus the substation and line construction for the interconnection facilities to be conveyed to JCP&L.
2. Detailed site plan for substation and line locations including twenty four (24) hour uninhibited access to same.
3. Plans and specifications for NJEA's facilities including major equipment and the respective manufacturers.
4. Details of protection and control of NJEA's facilities including that overlapping JCP&L's substation.
5. Generator and transformer data necessary to analyze fault and load currents at JCP&L's substation and flows into JCP&L's transmission system.
B. The following requirements are applicable to NJEA's design of the interconnection substation and have been satisfied by NJEA and became the property of JCP&L on or before the Agreement Date.
1. All JCP&L facility design standards including but not limited to:
a. foundations;
b. line structure;
c. switch and bus support structures, dead end structures;
d. grounding;
e. cables, conduits, and their installation;
f. security fence/gates;
g. protective relaying and control switchboards;
h. control building associated equipment; and
i. interchange metering.
2. Specific substation equipment must be on JCP&L's approved suppliers list or must be approved by JCP&L prior to purchase for use in this substation.

3. The design drawings must meet or exceed all JCP&L drafting design requirements including size, correctability, line/letter quality, and format. The drawings must be signed and sealed by a New Jersey State registered P.E.

4. The installation must be in compliance with all applicable local, state and federal codes and regulations. The provisions of the National Electrical Code, National Electrical Manufacturers Association, and American National Standards Institute shall be observed to the extent they are applicable.

C. The costs of all changes or additions necessary at remote JCP&L substations due to NJEA's installation that NJEA is obligated to pay have been paid by NJEA.

D. Maintenance of the equipment and isolation and fault protection systems must be performed and documented by NJEA or to the satisfaction of JCP&L. JCP&L reserves the right to inspect and/or test the equipment and protection systems.

E. Any change or alterations to the Interconnection Facilities or Protective Apparatus must be reviewed and approved by JCP&L prior to implementing and inspected and/or tested to the satisfaction of JCP&L before energizing.

F. The following obligation was applicable to JCP&L in connection to the design and construction of the Interconnection Facilities and has been satisfied on or before the Agreement Date: JCP&L agrees to maintain close engineering liaison with NJEA to insure that the facilities are designed in an acceptable manner and constructed consistent with JCP&L's practice.

G. NJEA hereby grants to JCP&L for the Term all necessary right-of-ways and easements on property owned or controlled by NJEA reasonably required by JCP&L to install, operate, maintain, replace and remove JCP&L's metering equipment and the Interconnection Facilities. NJEA hereby agrees to execute such grants, deeds, instruments, and other documents as required by JCP&L to enable JCP&L to record such rights of way and easements and to reflect the grant to JCP&L of the rights described in this paragraph. "Special Facilities" shall mean those additions and reinforcements to JCP&L's transmission system which would not be required but for the delivery of Contract Energy to JCP&L under this Agreement from the Facility.

H. If a separate interconnection is required in connection with, or as a result of a termination of, this Agreement, the Parties shall use reasonable commercial efforts to negotiate, execute and file with FERC a separate interconnection agreement. The Parties agree that JCP&L shall comply with all applicable laws, including applicable rules and regulations of FERC in connection with any termination or suspension of the interconnection rights of NJEA and the Facility provided by JCP&L hereunder. In the event the Parties cannot agree regarding the terms of any separate interconnection agreement, the Parties agree that the unexecuted interconnection agreement to be filed with FERC (and pursuant to which JCP&L shall provide interconnection service during the FERC proceeding to resolve the Parties' dispute relating to the terms of the separate interconnection agreement) shall include the terms and conditions regarding interconnection of the Facility set forth in this Agreement, together with any terms and conditions agreed to by both Parties and, with respect to any terms of the separate interconnection agreement as to which the Parties have not reached agreement, the most recent proposal made by or accepted by JCP&L (as the case may be) with respect thereto.

PART II INTERCONNECTION

A. JCP&L shall provide interconnection service to the Facility in order to allow all electricity generated at the Facility to be delivered to the PJM transmission system at the Facility Bus via the Interconnection Facilities. JCP&L's cost to provide such interconnection service is included in the negotiated amount of the Energy Payment and the other amounts payable pursuant to the other provisions of this Agreement.

B. Notwithstanding anything contained in this Agreement to the contrary, except as otherwise specifically provided in paragraph C of Part II of this Schedule G, JCP&L shall have the right to require NJEA to disconnect the Facility from JCP&L's transmission system (or otherwise curtail, interrupt or reduce purchases of Contract Energy from the Facility) whenever JCP&L deems, consist with Prudent Utility Practices, that such a disconnection, curtailment, interruption or reduction is necessary to facilitate construction, installation, maintenance, repair, replacement or inspection of any of JCP&L's or NJEA's facilities or equipment or due to System Emergencies, forced outages, potential overloading of JCP&L's transmission and distribution circuits or Force Majeure. NJEA hereby grants JCP&L and its representatives full and complete access to NJEA's interconnection equipment and Protective Apparatus in order to disconnect the same when necessary for the foregoing purposes. Prudent Utility Practices shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practices is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region. Prudent Utility Practices shall include, but not be limited to, compliance with applicable laws and regulations, applicable control area standards and PJM Practices, the National Electric Safety Code, and the National Electrical Code, as they may be amended from time to time, including the criteria, rules and standards of any successor organizations.

C. If at any time NJEA fails to operate and maintain the Facility as provided herein and operation of the Facility endangers the safety of JCP&L's transmission system, JCP&L may disconnect from the Facility or otherwise refuse to accept and purchase electricity and capacity therefrom until such condition has been corrected. Without limiting or modifying the provisions of Section 15.2 hereof, nothing in this Schedule H limits the rights of the Parties under Section 205 and 206 of the Federal Power Act and FERC's rules and regulations thereunder.

D. Notwithstanding the foregoing, JCP&L shall have the right upon such notice as may be practicable under the circumstances to disconnect, interrupt, curtail or otherwise refuse to accept and purchase electricity generated by the Facility if conditions on the PJM transmission system are such that generators of all PJM member utilities are required to reduce generation to minimum levels during periods of low load in accordance with applicable PJM Practices; provided, however, that such right to refuse to purchase shall be limited, in the aggregate, to two hundred (200) hours annually during the ten (10) year period that commenced on the "Initial Delivery Date" under the Existing PPA and four hundred (400) hours annually thereafter, and, in any event, to no more than twenty (20) separate occurrences annually; and provided, further, that any interruption, curtailment or disconnection of electricity from the Facility pursuant to paragraph B of Part II of this Schedule G shall not be included in calculating such amounts. JCP&L shall use its best efforts to (i) provide NJEA with prior notification of any such disconnection, interruption, curtailment or reduction to the extent practicable and (ii) resume acceptance of electricity from the Facility as promptly as practicable after the condition causing the disconnection, interruption, curtailment or reduction is eliminated. JCP&L shall notify NJEA of any modification or amendment to the PJM Agreement which would affect any material obligation of NJEA hereunder as promptly as practicable after the filing of such proposed modification or amendment with FERC. Any failure by NJEA to deliver Contract Energy due to the exercise by JCP&L of its rights pursuant to this paragraph D shall not constitute a Delivery Shortfall hereunder.

E. If JCP&L requires NJEA to disconnect the Facility from JCP&L's transmission system or reduce or curtail deliveries of electricity pursuant hereto, NJEA shall have the right, during such time period, to continue to serve its native load, if any.

F. JCP&L and NJEA shall use their best efforts promptly to correct any condition on their respective systems which necessitates the disconnection of the Facility from JCP&L's transmission system or the reduction, curtailment or interruption of electrical output of the Facility. JCP&L shall promptly reconnect the Facility to its system after any such condition has been corrected.

G. The Facility shall be operated with all of NJEA's Protective Apparatus in service whenever the Facility is connected to or operating in parallel with JCP&L's transmission system.

H. NJEA shall operate the Facility in parallel with JCP&L's transmission system and shall deliver electricity generated at the Facility at the Facility Bus in the form of 3 phase, 60 cycle alternating current. Unless otherwise requested by JCP&L, NJEA shall operate the Facility at a unity power factor or shall provide such reactive power as may be deemed necessary by JCP&L to maintain voltage levels and reactive area support to NJEA's system. At any time during which NJEA is using the Facility to generate electricity, JCP&L shall have the right on a short-term emergency basis to request that NJEA operate the Facility at any excitation level within the range of the Facility's capability as determined from the equipment manufacturer's recommendation and consistent with Prudent Utility Practices. NJEA shall, at net cost to NJEA, use its best efforts to comply with any such request.

I. At no time shall operation of the Facility, including the generator or any of its auxiliary devices, result in an electrical output in which individual harmonic distortion exceeds 5% of JCP&L's voltage waveform or the sum of all harmonics exceeds 5% of JCP&L's waveform, as measured at the Facility Bus.

PART III - SCHEMATIC DIAGRAM OF FACILITY BUS

SCHEDULE I to AMENDED AND RESTATED POWER PURCHASE AGREEMENT
JCP&L SYSTEM NUG OPERATING GUIDELINES JCP&L SYSTEM NUG OPERATING GUIDELINES MANUAL

TABLE OF CONTENTS
I. FOREWORD	I.1
II. SCOPE AND PURPOSE	II.1
III. GPU SYSTEM CONTROL CENTERS	III.1
IV. INTERCONNECTION PRACTICES	IV.1
A. Switching Safety and Reliability	IV.1
1. Switching Procedures	IV.1
2. Responsibility for Switching Equipment	IV.1
3 Opening and Tagging of Specified Company Devices	IV.1
B. Relaying	IV.2
1. NUG Relaying System Practices	IV.2
2. NUG Relaying System for the Facility	IV.2
3. NUG Underfrequency Relays	IV.2
C. Communications/Telemetering	IV.3
1. Communication Channels	IV.3
2. Telemetering/Data Requirements	IV.3
a. Equal to or greater than 10 MWh/hr	IV.3
b. Equal to or greater than 2 MWh/hr. but less than 10 MWh/hr	IV.4
c. Equal to our greater than 500 kWh/hr. but less than 2 MWh/hr	IV.4
d. Less than 500 kWh/hr	IV.4
3. Failure of Telemetering	IV.5
V. GENERAL NUG OPERATING GUIDELINES - NORMAL OPERATIONS	V.1
A. Generator Control	V.1
1. Governor Control	V.1
2. Automatic Regulation	V.1
B. Scheduling and Dispatch of Generation	V.2
1. [Section Intentionally Left Blank]	V.2
2. Synchronization and Disconnection Procedures	V.2
C. Voltage and Reactive Control	V.2
1. Voltage and Reactive Control Procedures	V.2
a. Removal of voltage regulators from service	V.3
b. Notification of voltage regulators removal/return	V.3
c. Manual voltage control	V.3
d. [Section Intentionally Left Blank]	V.3
e. Company prescribed reactive power schedule	V.3
D. Maintenance Scheduling and Approval	V.3
1. NUG Facility Maintenance	V.3
a. Planned maintenance period	V.3
b. Planned maintenance scheduling for NUGs providing net deliveries to the Company equal to or greater than 10 MWh/hr	V.4
c. Planned maintenance scheduling for NUGs providing net deliveries to the Company equal to or greater than 2.5 MWh/hr., but less than 10 MWh/hr	V.4
d. Planned maintenance scheduling for NUGs providing net deliveries to the Company of less than 2.5 MWh/hr	V.5
2. Company Facility Maintenance	V.5
E. NUG Unplanned Outages	V.5
F. Non-Company Area NUG/Control Area Requirements	V.6
1. Non-Company Area NUG/PJM Control Area	V.6
a. Operating Requirements	V.6
b. Accounting Requirements	V.7
2. Non-Company Area NUG/Different Control Area	V.7
a. Requirements for Generation Schedules Prepared in Advance	V.7
1. Schedule must be fulfilled	V.7
2. Requirements for Energy Sales	V.7
3. Timing of Schedules	V.8
4. Changes to the Schedule	V.8
b. Requirements for Instantaneous Scheduling	V.8
1. Automated Process	V.8
2. Requirements for Automated Process	V.9
3. Forecast of Generation Schedules	V.9
G. NUG Equipment and Contract Data	V.9
1. Company Information of NUG Installations	V.9
2. Company and Operator Exchange of Information	V.10
H. Verification Testing	V.10
VI. GENERAL NUG OPERATING GUIDELINES-EMERGENCY OPERATIONS	VI.1
A. System Emergency Conditions	VI.1
1. Company Direction of NUG Installation	VI.1
2. System Restoration from Blackout	VI.2
3. Automatic Voltage Regulation	VI.2
4. Voltage Reduction	VI.2
APPENDIX A
GLOSSARY OF TERMS	A.1
APPENDIX B
AUTOMATIC REGULATION REQUIREMENTS	B.1
APPENDIX C
FORMS	C.1

JCP&L SYSTEM NUG OPERATING GUIDELINES
I. FOREWORD

The GPU System, comprised of three operating electric utilities in Pennsylvania and New Jersey (individually and collectively, the "System", "Company" or "GPU"), is operated as a fully integrated and coordinated electric power pool providing reliable and economic service to its customers and a safe working environment for its employees. These goals are accomplished by applying industry and Company-established planning and operating criteria for integrating any new generating unit into the System. In addition, GPU coordinates its planning and operations with other utilities to fulfill its obligations as a member of the Power System to maintain overall system reliability. Non-Utility Generation ("NUG") facilities intending to interconnect with and operate in the coordinated Power System are expected to meet the same criteria and performance as each utility maintains for itself and to cooperate in maintaining overall system reliability.

These Guidelines include information needed to coordinate the installation and operations of NUG facilities with the Company, specifically for use by the NUG Operator and the Dispatcher to assure their coordinated operation.

These Guidelines will be revised from time to time by the Company in its sole discretion to address, among other things, the changing needs of the Company's electrical system, the rules and regulations of the Pennsylvania-New Jersey-Maryland Interconnection or any successor entity ("PJM"), the PJM system, and compliance with applicable regulatory or legal requirements.

Whenever possible, these Guidelines are intended to supplement and be interpreted consistent with the terms and conditions of any power purchase agreement ("PPA") between a NUG and the Company. In the event of a conflict between the terms and conditions of these Guidelines and an applicable PPA, the PPA shall control.

Any notification required under these Guidelines shall be provided, to the extent practical and reasonable under the circumstances, orally and confirmed thereafter in written form.
All written Company rules, practices, requirements, or guidelines referenced in these Guidelines shall be provided timely by the Company to the NUG Operator upon request.
All capitalized terms used in these Guidelines shall have the meanings specified in the Definition Section hereof unless the context clearly provides for a different meaning.
II. SCOPE AND PURPOSE

Every NUG facility which is synchronized to the System shall at all times coordinate its operation with the Company and provide all necessary and requested equipment to assure that the Company can operate its electrical system in a safe and reliable manner. Every NUG Operator shall (i) develop operating principles and procedures which shall thereafter be coordinated with the Company's requirements for normal and emergency operating conditions, and (ii) provide data to the Company regarding the operation and performance of the NUG facility. These Guidelines establish the minimum guidelines which must be satisfied by each NUG Operator, and NUG facility to assure proper integration of the NUG facility into the Company's system. Continuous cooperation between the NUG Operator and the Company is essential in order to assure that the System is operated in a safe and reliable manner.

III. GPU SYSTEM CONTROL CENTERS

The System includes an Energy Control Center and Transmission/Distribution Control Centers. Each NUG Operator shall coordinate energy-related operations with the GPU Energy Control Center ("GPU ECC"), and the appropriate Transmission/Distribution Control Center ("GPU T/DCC") for other operations. Energy- related operations include MWh generation output, Automatic Regulation, Generation Scheduling and Dispatch, and NUG facility outages. Other operations include Voltage Control, Switching, Safety and Reliability and System Restoration from Blackout.

The table below describes the communications protocol between a NUG facility operator and GPU.
COMMUNICATE WITH	DESCRIPTION / CATEGORY OF OPERATION	CONTROL CENTER*
IV. INTERCONNECTION PRACTICES
A. Switching Safety and Reliability		GPU T/D CC
V. GENERAL NUG OPERATING GUIDELINES - NORMAL OPERATIONS
A. Generator Control
1. Governor Control		GPU T/D CC
2. Automatic Regulation		GPU ECC
B. Scheduling and Dispatch of Generation
1. [Section Intentionally Left Blank]
2. Synchronization and Disconnection Procedures		GPU T/D CC & GPU ECC
C. Voltage and Reactive Control		GPU T/D CC
D. Maintenance Scheduling and Approval		GPU ECC
E. NUG Unplanned Outages		GPU ECC
H. Verification Testing		GPU ECC
*GPU ECC = GPU Energy Control Center GPU T/D CC = GPU Transmission/Distribution Control Center
VI. GENERAL NUG OPERATING GUIDELINES - EMERGENCY OPERATIONS
A. System Emergency Conditions
1. Company Direction of NUG Installation		Either/Both
2. System Restoration from Blackout		GPU T/D ECC
3. Automatic Voltage Regulation		GPU T/D ECC
4. Voltage Reduction		GPU T/D ECC

IV. INTERCONNECTION PRACTICES
A. Switching Safety and Reliability
1. Switching Procedures

The NUG Operator's switching procedures shall (i) be reviewed by the Company and (ii) at all times comply with and conform to the Company's switching procedures. These switching procedures shall at all times be followed precisely by the NUG Operator and closely coordinated between the NUG Operator and the Dispatcher. The Company shall provide a copy of its written switching procedures to the NUG Operator up on request.

2. Responsibility for Switching Equipment

The NUG Operator shall be responsible for switching all equipment it owns, operates or controls. A specified device to isolate the NUG facility from the Company's facilities shall be switched by the NUG Operator, whenever requested by the Company, and locked and tagged by Company personnel to provide safety clearance. All sources of potential shall be opened and tagged in accordance with Company's switching and tagging practices and safety rules. The Company may, at its option, isolate the NUG facility either remotely or locally, as circumstances warrant.

3. Opening and Tagging of Specified Company Devices

If requested by the NUG Operator, specified Company devices shall be operated and tagged by the Company according to the Company's switching and tagging practices and safety rules. Company switching and tagging practices and safety rules shall apply to (i) all situations involving Company personnel or property and (ii) any NUG Operator personnel involved with Company switching and tagging.

B. Relaying
1. NUG Relaying System Practices
The NUG relaying systems shall be consistent with the Company's relaying practices for:
- Determination, isolation, communication, and correction of problems
- Security
- Maintenance on a scheduled cycle to assure reliability
- The design and setting of the protective relay system (which shall be subject to the prior review and acceptance by the GPU T&D Engineering Department).
2. Relaying System for the NUG Facility
The relaying system for the NUG facility shall be sufficient to prevent or limit equipment damage for contingencies:
- Within the facility
- External to the facility and on the System
3. NUG Underfrequency Relays
If the NUG facility's relaying system includes underfrequency relays, these relays shall be set so that the NUG facility is not tripped above 57.5 Hz, unless otherwise approved by the Company.
C. Communications/Telemetering
1. Communication Channels

The NUG Operator shall provide adequate and reliable telephone communication channels, manned by responsible personnel, to integrate the NUG facility's operation with the System under both normal and emergency conditions.

2. Telemetering/Data Requirements

The following classification ratings are based on a NUG facility's typical net electric energy deliveries to the Company. Supervisory Control and Data Acquisition ("SCADA") system and metering shall be consistent with the Company's practices, and compatible with GPU's computer and communication systems. The purchasing electric system, if other than GPU, may require the NUG Operator to install a second set of telemetering equipment, in addition to that required by the Company. JCP&L agrees that the existing Telemetering System installed at NJEA's Sayreville facility meets the intent of this section and no modifications are necessary.

a. Equal to or greater than 10 MWh/hr.

For NUG facilities capable of delivering 10 MWh/hr. or more to the Company, the NUG Operator shall provide telemetered data via a SCADA system and an associated, dedicated communications channel to the Company's dispatch computer. Telemetered data shall include, but is not limited to:

- MW
- MVAR
- Mwh
- Voltage
- Equipment Status
- Control Signals
b. Equal to or greater than 2 MWh/hr., but less than 10 MWh/hr.
For NUG facilities delivering energy equal to or greater than 2 MWh/hr. but less than 10 MWh/hr. to the Company, the NUG Operator shall provide telemetered data for:
- MW
- MWh
c. Equal to our greater than 500 kWh/hr., but less than 2 MWh/hr.
For NUG facilities delivering energy equal to or greater than 500 kWh/hr. but less than 2 MWh/hr. to the Company, the NUG Operator shall provide:
- Hourly MWh to be forwarded automatically to the Company by 8:00 a.m. of the following day.
d. Less than 500 kWh/hr.
For NUG facilities delivering energy less than 500 kWh/hr. to the Company, the NUG Operator shall provide:
- Hourly kWh or MWh to be forwarded to the Company by the second working day of the month.
In addition, the Company may require the ability to disconnect the NUG facility from the Company's system via Supervisory Control.
3. Failure of Telemetering

It is expected and intended that telemetered data shall be sent to the Company automatically. In the event that the telemetered data is not automatically received by the Company on a temporary basis, the NUG Operator shall call the Company with the operating data at intervals specified by the Company. The NUG Operator shall correct any problems associated with the failure of telemetering equipment within a reasonable time.

V. GENERAL NUG OPERATING GUIDELINES - NORMAL OPERATIONS
A. Generator Control
1. Governor Control
For any NUG facility engaged in parallel operation with the Company, the NUG Operator shall:
a. Operate on automatic governor control, except for the periods immediately before generating equipment is being removed from service and immediately after it has been placed in service, and
b. Minimize governor outages during periods of operation.
2. Automatic Regulation Control ("AR") (Automatic Generation Control - "AGC")
For any NUG facility with a capacity rating of 50 MW or greater, the NUG Operator shall adhere to the following operational requirements:
a. The NUG Operator shall install, operate and provide Automatic Regulation equipment capable of responding to the Company's automatic signal.
b. The NUG Operator shall install, operate and provide Automatic Regulation capability equal to a minimum of +-2 MW.

c. Each NUG Operator shall insure that its facility's AR equipment is capable of operating at all times, and in actual operation. NUG facilities may be taken off AR by the NUG operator during startup, shutdown and boiler outages and at such other times as the Company may reasonably allow.

d. If for any reason the NUG facility fails to provide AR (except when directed by GPU), the NUG Operator shall be solely responsible restoring the AR to operational status as soon as possible.
e. The NUG Operator shall notify the Company by telephone of any material change in the regulating capability of the NUG facility that materially affects (or is projected to affect) its operation.
f. The NUG Operator shall activate or deactivate a NUG facility's Automatic Regulation capability at the direction of the Dispatcher.
g. The NUG Operator shall also comply in all respects with Appendix B - "Automatic Regulation Requirements".
B. Scheduling and Dispatch of Generation
1. [Section Intentionally Left Blank]
2. Synchronization and Disconnection Procedures
NJEA shall synchronize the Facility to and disconnect the Facility from the Company's electrical system in accordance with PJM procedures.
C. Voltage and Reactive Control
1. Voltage and Reactive Control Procedures
The NUG Operator shall operate the NUG facility with automatic voltage regulation equipment in service at all times, except for outages of the regulator for maintenance or equipment failure.
a. Removal of voltage regulators from service

The NUG Operator shall obtain Dispatcher approval for the scheduling of all voltage regulator maintenance. The NUG Operator shall request the Company's approval of an outage schedule with as much lead time as possible. The NUG Operator shall minimize the duration of regulator equipment outages.

The NUG Operator shall obtain the Dispatcher's prior approval (i.e., at least 30 minutes) to remove the voltage regulator from service.
b. Notification of voltage regulators removal/return
The NUG Operator shall promptly notify the Dispatcher of regulator equipment removal from and return to service.
c. Manual voltage control
The NUG Operator shall provide manual voltage regulation to maintain the prescribed voltage schedule or reactive power schedule during voltage regulator equipment outages.
d. [Section Intentionally Left Blank]
D. Maintenance Scheduling and Approval
1. NUG Facility Maintenance
a. Planned maintenance period

No NUG facility maintenance shall be planned by the NUG Operator during the Summer peak period months (nominally June 15 to September 15) and Winter peak period months (nominally December 15 to February 28). The exact dates vary each year.

b. Planned maintenance scheduling for NUGs providing net deliveries to the Company equal to or greater than 10 MWh/hr.
1) NJEA shall schedule all planned outages with PJM in accordance with PJM established procedures.
c. Planned maintenance scheduling for NUGs providing net deliveries to the Company equal to or greater than 2.5 MWh/hr., but less than 10 MWh/hr.

1) The NUG Operator shall submit the NUG facility's Planned Outage schedule requests in writing to the Company for its approval or rejection no less than 30 days in advance of the start of a Planned Outage.

2) Any changes to the NUG facility's Planned Outage schedule shall be communicated by the NUG Operator to the Company by telephone as soon as reasonably practical to do so and confirmed in writing.

3) The NUG Operator shall assume approval by the Company unless it receives written rejection of the Planned Outage request schedule within ten (10) working days of the Company's receipt of the outage request.

4) The NUG Operator shall notify the Dispatcher of its intent to remove equipment from service by 10:00 a.m. five (5) working days prior to, and again 30 minutes before the approved planned maintenance outage begins. The Dispatcher may request the NUG Operator to delay or reschedule the planned maintenance outage if system conditions warrant.

d. Planned maintenance scheduling for NUG facilities providing net deliveries to the Company of less than 2.5 MWh/hr.
1) Planned maintenance outages for NUG facilities of this size shall be reported by the NUG Operator as requested by the Company from time to time.
2. Company Facility Maintenance

a. To the extent practical, the Company shall provide to the NUG Operator not less than one week advance notice of its intention to perform planned maintenance on its facilities that may affect the NUG facility's operations. The Company shall submit to the NUG Operator any changes to the Company's facilities outage schedule(s) as soon as reasonably practical to do so.

b. The Company shall notify the NUG Operator as soon as reasonably practicable of the expected time of the return to service of any Company facilities that affect the operations of the NUG facility.
E. NUG Unplanned Outages
NJEA shall notify PJM of all unplanned outages in accordance with PJM established procedures.
Notwithstanding the preceding sentence, the NUG Operator shall notify the Dispatcher as soon as reasonably possible of the following:
- the name, type and other description of the equipment forced out
- the starting time of the Unplanned Outage
- the MW reduction resulting (or expected to result) from the Unplanned Outage
- the estimated time the equipment incurring the Unplanned Outage is expected to return to service
- the time the NUG equipment is actually returned to service.
F. NUG Facilities Not Directly Connected to the Company's or Purchaser(s) Electrical System

The location of a NUG facility and/or the ultimate destination(s) of energy produced thereby may cause the energy to be transferred outside of the service territory of the electric utility with whom the NUG facility is electrically connected or where the NUG facility is physically located. Under these circumstances, intervening utilities (i.e., Wheelers) may be involved in transporting energy from the NUG facility to the final purchaser(s). In these cases regular, timely and proper communications (and the dissemination of information) shall be maintained between and among all interested parties. Wheeling charges may be applied and losses may be taken as the energy is transferred through a Wheeler's service territory. Those charges are subject to any applicable contract provisions, filed tariffs, and operating conditions.

These situations require the NUG Operator and affected parties to develop contracts and operating procedures to assure proper operations and accounting.
1. NUG Facility, Host and Purchaser (s) All Within Same (PJM) Control Area
For a NUG facility connected to a Host that is in the same Control Area as the Purchaser(s), the following is required:
a. Operating Requirements

Any NUG facility providing energy to a Purchaser(s) shall adhere to and satisfy the operating requirements, contracts, filed tariffs, and any applicable guidelines of the Purchaser(s) and Host, and shall develop operating procedures in coordination with the affected Host and Purchaser(s).

b. Accounting Requirements

Any NUG facility providing energy to a Purchaser(s) shall adhere to and satisfy the accounting requirements and any applicable guidelines of the Purchaser(s) and Host, and shall develop accounting procedures in coordination with the affected Host and Purchaser(s).

2. NUG Facility, Host and Purchaser(s) not Within Same (PJM) Control Area

When a NUG facility, Host and Purchaser(s) are in different Control Areas, in addition to the requirements in paragraph 1 above, the NUG Operator and Dispatchers must develop and coordinate generation schedules among all affected parties. These schedules may be prepared in advance or developed instantaneously. The two methods are described below:

a. Requirements for Generation Schedules Prepared in Advance
1. Schedule must be fulfilled

The NUG Operator shall deliver to its Host all energy that was pre-scheduled. Any differences between the hourly generation schedule and the actual NUG generation shall be reconciled by the Host and the NUG Operator, in accordance with contracts and procedures established between them.

2. Requirements for Energy Sales
(a) the NUG Operator shall submit the generation schedule(s) to the Host and to the Dispatcher(s) who shall coordinate the schedules with their respective Control Areas;
(b) the requirements of the schedules shall be in accordance with procedures established by each of the affected parties.
3. Timing of Generation Schedules

The timing of the generation schedules shall be in accordance with procedures established by the affected parties, and in any event, shall be submitted to the Company by 10:00 AM on the previous working day to which the schedules apply.

A forecast of expected hourly NUG facility generation schedules for the next week shall be provided by the NUG Operator to the Company by 10:00 AM Thursday of each week or by Wednesday, if Thursday or Friday is a Company holiday. The NUG Operator shall also provide any forecasted generation schedules to any or all affected parties in accordance with their requirements.

4. Changes to the Generation Schedule

No changes to the generation schedule(s), including changes resulting from emergency conditions, shall be permitted unless the NUG Operator provides all parties at least one (1) hour advance notice. Any such changes shall be effective at the start of an hour.

b. Requirements for Instantaneous Scheduling
1. Automated Process
The NUG Operator and all affected parties shall develop an automated process to continually develop generation schedules for all affected parties.
2. Requirements for Automated Process
The automated processes will include instantaneous MW data for real time interchange scheduling among the affected parties and hourly MWh data for accounting and billing.
3. Forecast of Generation Schedules

A forecast of expected hourly NUG generation schedules for the next week shall be provided by the NUG Operator to the Company by 10:00 AM Thursday of each week, or by Wednesday, if Thursday or Friday is a Company holiday. The NUG Operator shall also provide any forecasted generation schedules to any or all affected parties in accordance with their requirements.

G. NUG Equipment and Contract Data
1. Company Information of NUG facilities

In order to ensure that all Company personnel responsible for operating the System affected by the NUG facility are familiar with its equipment configurations, capabilities and operating parameters, the Company may from time to time request, and the NUG Operator shall provide in a timely manner to the Company, detailed information about the type, nature, and operating characteristics of the NUG facility and all related equipment.

2. Company and NUG Operator Exchange of Information

The NUG Operator and Dispatcher shall promptly exchange all information relating to all conditions which affect (or could affect) the operations of the NUG facility and/or the Company's electric system and facilities.

H. Verification Testing

NJEA shall coordinate with PJM to perform periodic verification tests of the NUG facility's capacity ratings. Such ratings shall be provided by the NUG Operator to PJM on the "PJM Net Capability Verification Report" forms (Appendix C).

VI. GENERAL NUG OPERATING GUIDELINES - EMERGENCY OPERATIONS
The NUG Operator and Company shall maintain communication/contact during all GPU System emergency conditions.
A. System Emergency Conditions
1. Company Direction of NUG Operation

During an emergency, as determined/declared by PJM, the NUG Operator shall respond as promptly as possible to all directives from PJM with respect to all matters affecting the operation of the NUG facility including, without limitation, the following:

a. Thermal overload of electrical circuits (actual or contingency),
b. High or low voltage conditions (actual or contingency)
c. Minimum generation emergency conditions occurring on the GPU and/or PJM System or the Interconnected System.
d. Maximum generation emergency - deactivate Automatic Regulation.
PJM may also direct the NUG Operator to (i) modify the NUG facility's energy and/or reactive output and/or (ii) disconnect the NUG facility from the Company's electrical system.

If safety or system reliability conditions warrant, the Dispatcher or PJM may isolate the NUG facility from the Company's electrical system without notice to the NUG Operator or upon such notice as is possible under the circumstances. The Dispatcher and/or PJM shall advise the NUG Operator as soon as possible of any forced outages of the Company's facilities which affect the operations of the NUG facility.

When the Dispatcher has determined that the emergency conditions have been alleviated, he/she shall inform the NUG Operator and allow the NUG Facility to return to normal operations consistent with prudent electrical practices.

2. System Restoration from Electric Transmission System Outage

In order to safely and rapidly restore the electric transmission system following a outage of any or all of that system, a NUG facility that has been isolated from the Company's electrical system shall be allowed to reconnect only under the direction of the Dispatcher.

In all cases the NUG facility shall be ready to return to service and provide energy to the Company as soon as possible.
3. Automatic Voltage Regulation

Unless the Company requests a manual adjustment, the NUG Operator shall maintain the NUG facility's automatic voltage regulator in service during an emergency declared/determined by the Company and/or PJM.

4. Voltage Reduction
The NUG Operator shall participate in any voltage reduction declared/determined by the Company and/or PJM at any time, and operate the NUG facility at the voltage level then-requested by PJM.

APPENDIX A - DEFINITIONS
Control Area An electrical system interconnected with others that is capable of regulating its generation in order to maintain its interchange schedule with other systems.

Dispatcher The Company person(s), available at all times, to coordinate the day to day operation of the NUG facility with the Power System. Unless otherwise directed by the Company, the "Dispatcher" shall be the Energy Resource Dispatcher at the GPU Control Center in Reading, or be a GPU Transmission Dispatcher or Distribution Dispatcher at any of GPU Energy's Transmission and Distribution Control Centers.

GPU GPU, Inc., the parent corporation of the Company.

GPU System The three operating electric utilities (and related service territories) owned by GPU, i.e. the Pennsylvania Electric Company, Metropolitan Edison Company and Jersey Central Power and Light Company, and their Affiliates.

Host The utility in whose electric service territory a NUG facility is geographically located and electrically connected, and under circumstances where the energy produced by the NUG facility is contracted to a utility located outside of the Host's service territory. If a wheeling or transmission fee is charged by the Host as part of the total cost of delivering such energy outside of the Host's electric service territory, the Host is also a wheeler.

kWh kilowatt-hour.

Maximum Emergency Generation a condition that exists on PJM and/or GPU electrical system when all available generating capacity has been placed in service and is generating the normal maximum net plant output and additional generation is required to meet peak load demands or to safeguard the operation of the Company's electrical system and/or PJM.

Minimum Generation Emergency a condition that exists on PJM and/or GPU electrical system when non-nuclear utility generating units and purchased power are reduced to their normal minimum capability and further reductions in generation output are required for proper control of the electrical system in meeting electrical system load.

MW megawatt
Mwh megawatt-hour

NUG facility A facility for generating electricity which is not exclusively owned by an electric utility and which operates connected to an electric utility system. NUG facilities include several classifications:

Co-generator A facility that generates electricity for sale to a utility and also produces at least one other form of useful thermal energy for industrial or commercial purposes.
EWG Exempt Wholesale Generator. This is not a PURPA Qualifying Facility.
IPP Independent Power Producer. This is not a PURPA Qualifying Facility.
Non-QF Power source that does not meet the PURPA Qualifying Facility criteria. This is an Independent Power Producer (IPP).
QF Qualifying Facility. Under PURPA regulations, this is a NUG facility that meets Qualifying Facility status.
SPP Small Power Producer. This can be either a PURPA Qualifying Facility (QF) or an Independent Power Producer (IPP).
NUG Operator* The entity or person in actual charge of the day to day operations of a NUG facility.
NUG Owner* The owner or partial owner of a NUG facility.
PJM Pennsylvania New Jersey Maryland Interconnected Power Pool.

Planned Outage A complete or partial outage of the Facility that has been scheduled with the Company more than two (2) months in advance of the outage pursuant to the terms of a facilities' Power Purchase Agreement.

Purchaser The purchaser of NUG energy and/or capacity.
PURPA Public Utilities Regulatory Polices Act.

Unplanned Outage An outage which, due to equipment failure or inability of the NUG Operator to maintain net generation to the Company, requires that the NUG facility be removed from service or reduce output. Unplanned outages include "Maintenance Outages" which are scheduled less than two (2) months in advance, and can be postponed to the weekend past the immediately succeeding weekend, and "Forced Outages" which are unscheduled, and generally immediate.

Wheeler The utility using its transmission system to transfer energy that is en route from a NUG source to a purchaser.
*May be both or either

APPENDIX B - AUTOMATIC REGULATION REQUIREMENTS

The NUG facility shall operate in a manner that provides the megawatts of Automatic Regulation specified in any applicable PPA. Automatic Regulation shall be controlled by a signal from PJM. GPU shall cooperate with NJEA to reconfigure the Automatic Regulation signal for NJEA to be delivered directly from PJM. NJEA shall maintain Automatic Regulation in working order and will comply with all PJM rules and procedures covering Automatic Regulation, including testing.

APPENDIX C
(EACH APPENDIX C FORM IS TITLED AT TOP OF PAGE)

APPENDIX C - APPLICATION FOR PROTECTIVE TAGGING ON LINES OR EQUIPMENT

APPENDIX C - GPU NUG GENERATING EQUIPMENT REDUCTION

APPENDIX C - GPU ENERGY SYSTEM OPERATIONS TELEPHONE LISTING

APPENDIX C - GPU ENERGY CONTROL CENTER CONTACTS

APPENDIX C - Weekly Power Production Forecast of Anticipated Hourly MWH Deliveries

APPENDIX C - PJM NET CAPABILITY VERIFICATION REPORT

APPENDIX C - PJM NET CAPABILITY VERIFICATION REPORT

APPENDIX C - Generating Company - Generator Maintenance Schedule